UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY S
T
ATEMEN
T
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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CONSOL ENERGY INC.
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CONSOL ENERGY

FUEL THE WORLD FOR A BETTER TOMORROW

2023 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS — APRIL 27, 2023

275 Technology Drive, Suite 101

Canonsburg, Pennsylvania 15317

Telephone (724) 416-8300

Dear Fellow Stockholder:

On behalf of the entire Board of Directors of CONSOL Energy Inc. (“CEIX”), we invite you to attend CEIX’s sixth Annual Meeting of Stockholders. The Annual Meeting will be held solely via live webcast at www.virtualshareholdermeeting.com/CEIX2023 on April 27, 2023, at 8:00 a.m. Eastern Time.

You will be asked to vote on the following items for the Annual Meeting: (i) the election of our directors, (ii) ratification of the appointment of our independent registered public accounting firm, and (iii) advisory approval of our 2022 executive compensation program. Detailed information about the director nominees, including their specific experience and qualifications, begins on page 13 of the proxy statement. Information about our independent registered public accounting firm begins on page 28 of the proxy statement. Our Compensation Discussion and Analysis, which explains our 2022 compensation decisions, begins on page 36 of the proxy statement. We encourage you to read the proxy statement carefully for more information.

During 2022, we celebrated our five-year anniversary as an independent publicly traded company and continued to build upon the momentum that we created in 2021 to achieve record performance on multiple fronts. This success was enabled in large part by our global market reach and reliable world-class mining and logistics operations, which allowed us to play a key role in supplying strained power generation markets in the U.S. and Europe, while at the same time continuing to serve growing demand from industrial and metallurgical customers in Asia, Africa, and South America, all while global supply of high-BTU and metallurgical coal remains tight. We exported 10.7 million tons of coal in 2022 and derived 53% of our coal revenue from export sales, up from 46% in 2021. Additionally, 43% of our revenues derived from contracts with customers came from sources other than sales to coal-fired power plants.

At our Pennsylvania Mining Complex (PAMC), we grew our coal revenue to $1,974 million for the year ended December 31, 2022, from $1,085 million for the year ended December 31, 2021. This resulted from a 53% improvement in our average realized coal revenue per ton sold* from $45.75 in 2021 to $69.89 in 2022. The market volatility contributed to a high inflationary environment and global supply chain difficulties, both of which influenced our total costs and expenses. These increased to $1,534 million for the year ended December 31, 2022, from $1,224 million for the year ended December 31, 2021. Our average cash cost of coal sold per ton* also followed suit and increased to $34.56 in 2022 from $28.25 in 2021, driven by inflationary pressures on supplies, maintenance and contract labor, as well as increased power prices and ongoing costs associated with our development of the fifth longwall at the PAMC. In spite of this challenging cost environment, we were able to grow our PAMC average cash margin per ton sold* to $35.33 in 2022 from $17.50 in 2021, a 102% year-on-year increase and a record result for our company. Our CONSOL Marine Terminal (CMT) also performed very well, transloading 13.7 million tons of CONSOL and third-party coal and achieving record financial performance, with $41 million of net income and $52 million of Adjusted EBITDA* attributable to the CMT segment for the year ended December 31, 2022. Our employees at the PAMC and CMT accomplished all of this while maintaining a Total Recordable Incident Rate 63% lower than the national average for underground bituminous coal mines at the PAMC (based on preliminary Mine Safety and Health Administration (MSHA) data) and achieving another year of zero safety exceptions at the CMT.

The continued success of our core business led to very strong financial results, which allowed us to fortify our balance sheet and execute on several strategic priorities. For the year ended December 31, 2022, we generated a record $651 million of net cash provided by operating activities and $501 million of free cash flow.* This enabled meaningful progress on our debt reduction goals, as we made repayments of $175.7 million, $50.0 million, $41.3 million and $25.3 million on our Term Loan B, second lien notes, Term Loan A and equipment-financed and other debt, respectively. This brings our total debt payments and repurchases in the year to $292.3 million (excluding the premium paid on the second lien notes) and we ended the year with total long term debt of $355 million and a net debt level* of $57 million.

We also utilized organic cash generated in 2022 to invest in completing the restart of our fifth longwall at the PAMC and the development of our Itmann Mine project in southern West Virginia. The fifth longwall, which began operating in mid-December, will produce a relatively low-sulfur product that we expect will help expand our reach into quality-sensitive markets, including the crossover metallurgical market. It also is expected to allow us to grow our production at the PAMC from 23.9 million tons in 2022 to 25-27 million tons in 2023. The Itmann Mine project achieved a major milestone in 2022 with the commissioning of the preparation plant during the third quarter and subsequent shipment of nine trains of coal during the fourth quarter, a remarkable accomplishment considering the plant was purchased, disassembled, relocated, and reconstructed on our site in just over a year’s time. Despite short-term geological issues, supply chain delays, and a challenging labor market, ramp up of the Itmann Mining Complex to full production is expected in 2023. Once operating at full capacity, we expect the Itmann mine and preparation plant to produce approximately 900,000 tons annually of high-quality low-vol metallurgical coal for sale in the domestic and international markets. Finally, with our debt reduction accelerated and growth initiatives well-funded, we were excited to move forward with implementing an enhanced shareholder return program in 2022. This included paying $71.5 million in dividends and repurchasing 124.5 thousand shares at an average share price of $64.18 during the second half of 2022, while our share price also appreciated by 186% during the year. We see strong fundamentals carrying into 2023, as we stand near fully-contracted for 2023 PAMC sales at anticipated realizations that are improved compared to our 2022 results.

Looking ahead, we believe we have a continuing critical role to play in meeting global energy and resource needs as the energy transition plays out in the coming decades. According to the International Energy Agency, 2022 marked a record year for global coal demand, even as investments in new coal supply continued to decline. As such, we remain focused on leading the industry as a socially and environmentally responsible coal supplier, helping to ensure that global electricity, infrastructure, and basic human needs are met during these dynamic times. As a key part of our commitment, we continue to advance toward our voluntary goals of reducing our direct operating greenhouse gas emissions by 50% by 2026 and achieving net zero direct operating greenhouse gas emissions by 2040. We have approved capital expenditures of approximately $28 million in 2023-2026, including $9.5 million in 2023, toward achieving our 2026 goal. These efforts are described more fully alongside our broader sustainability initiatives as part of our sixth annual Corporate Sustainability Report, which was released earlier this month. We remain excited about our outlook and the role we play as a responsible supplier of crucial global resources, and we look forward to continuing to expand our capability to return value to our shareholders and create sustainable opportunities for our future.

Your vote is important to us. We hope that you will participate in the Annual Meeting, either by attending and voting at the meeting or by voting as promptly as possible through the Internet, by telephone or by completing and mailing a proxy card (following the process as further described in the proxy statement). Detailed instructions on “How to Vote” begin on page 10.

Thank you for your investment in CEIX, and we hope you will be able to join us at this year’s Annual Meeting.

Sincerely,
William P. Powell Chair of the Board		James A. Brock Chief Executive Officer

*

See Appendix A to this Proxy Statement for a reconciliation of average realized coal revenue per ton sold (non-GAAP) to total coal revenue (GAAP), average cash cost of coal sold per ton (non-GAAP) to total costs and expenses (GAAP), average cash margin per ton sold (non-GAAP) to total coal revenue (GAAP), Adjusted EBITDA (non-GAAP) to net income (GAAP), free cash flow (non-GAAP) to net cash provided by operating activities (GAAP) and net debt level (non-GAAP) to total long-term debt (GAAP).

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	April 27, 2023
TIME:	8:00 a.m. Eastern Time
PLACE:	Solely via live webcast at www.virtualshareholdermeeting.com/CEIX2023 (the “CEIX Meeting Website”)
AGENDA:	1.	Elect directors for a one-year term;
	2.	Ratify the appointment of Ernst & Young LLP as CEIX’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
	3.	Approve, on an advisory basis, the compensation paid to our named executive officers in 2022, as reported in this Proxy Statement;
	4.	Transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.
RECORD DATE:

By resolution of the Board of Directors, we have fixed the close of business on March 3, 2023 as the record date for determining the stockholders of CEIX entitled to this Notice of Annual Meeting of Stockholders (the “Notice”), and to vote at, the Annual Meeting and any adjournment or postponement thereof.

MAILING DATE:	On or about March 30, 2023

INFORMATION ABOUT THE MEETING:

We are mailing our proxy materials to stockholders entitled thereto via the full set delivery option. The approximate date on which the Proxy Statement and proxy card are intended to be first sent or given to the Company’s stockholders entitled thereto is March 30, 2023. This delivery will be by mail or, if a stockholder has previously agreed, by e-mail. In addition to delivering proxy materials to stockholders entitled thereto, we must also post all proxy materials on a publicly accessible website and provide information to stockholders about how to access that website. These proxy materials include this Notice, the Proxy Statement, the proxy card and our 2022 Annual Report. These materials are available free of charge on our website at www.consolenergy.com by following the link for “Investors” and also at www.proxyvote.com. You may vote through any of the acceptable means described in the Proxy Statement. Instructions on how to vote begin on page 10.

Our annual meeting of stockholders (the “Annual Meeting”) will be held solely via live webcast on the CEIX Meeting Website and you will not be able to be physically present at the Annual Meeting. You will be able to participate virtually, vote your shares of CEIX Common Stock electronically, view the list of registered holders entitled to vote at the Annual Meeting and submit questions online during the Annual Meeting by logging on to the CEIX Meeting Website using the 16-digit control number included in your proxy card or vote instruction form you previously received and following the directions on the CEIX Meeting Website. If you are not eligible to participate in the Annual Meeting, you may listen to a webcast of the Annual Meeting by logging on to the CEIX Meeting Website as a guest. Guests will not be able to ask questions or vote at the Annual Meeting. We encourage you to log on 15 minutes prior to the start time of the Annual Meeting. If you have difficulty accessing the Annual Meeting through the CEIX Meeting Website, please call the technical support number provided.

March 30, 2023 Martha A. Wiegand General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2023:

We have elected to utilize the full set delivery option and are delivering paper copies to all stockholders entitled thereto of all proxy materials, as well as providing access to those proxy materials on a publicly accessible website. The Proxy Statement, the proxy card, and our 2022 Annual Report are available free of charge at www.consolenergy.com by following the link for “Investors” and also at www.proxyvote.com.

- 2023 Proxy Statement

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting. On or about March 30, 2023, we mailed the Proxy Statement, the proxy card, and our 2022 Annual Report to holders of record as of the record date, and posted our proxy materials on the websites referenced in the Notice.

2023 ANNUAL MEETING OF STOCKHOLDERS

TIME 8:00 a.m. Eastern Time	DATE April 27, 2023	PLACE Solely via live webcast at www.virtualshareholdermeeting.com/CEIX2023

PROPOSALS REQUIRING YOUR VOTE

Stockholders are being asked to vote on the following proposals at the Annual Meeting. Your vote is very important to us. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

Item	Proposal	Board Recommendation	Page
1	Election of Directors	FOR EACH NOMINEE	12
2	Ratification of Appointment of Ernst & Young LLP	FOR	28
3	Advisory Approval of 2022 Named Executive Officers’ Compensation	FOR	31

- 2023 Proxy Statement	1

PROXY SUMMARY

CURRENT BOARD OF DIRECTORS

The following table provides summary information about our current Board of Directors as of March 22, 2023. All of our directors whose terms expire at the Annual Meeting, are nominees for election at the Annual Meeting, each for a one-year term ending in 2024.

Name	Age	Director Since	Occupation	Independent	Committee Memberships
William P. Powell†	67	2017	Managing Partner of 535 Partners LLC	Yes	• AC • CC • HSE
Valli Perera	65	2023	Former Partner of Deloitte LLP	Yes	• AC • NCG†† • HSE
James A. Brock	66	2017	Chief Executive Officer of CEIX	No	• HSE
John T. Mills	75	2017	Former Chief Financial Officer of Marathon Oil Corporation	Yes	• AC†† • CC • HSE
Joseph P. Platt	75	2017	General Partner of Thorn Partners LP	Yes	• CC†† • NCG • HSE
Cassandra Pan	64	2023	Former President of Fenner Dunlop Americas	Yes	• NCG • HSE††

AC	Audit Committee
CC	Compensation Committee
HSE	Health, Safety and Environmental Committee

NCG	Nominating and Corporate Governance Committee
†	Chair of the Board
††	Committee Chair

BUSINESS/STRATEGIC 2022 HIGHLIGHTS

•	The Right Team. We have an experienced and focused senior executive team and Board of Directors that can navigate and capitalize on future opportunities in the mining and energy space.

•

Bottom Line. We generated a GAAP net income of $467.0 million in 2022 compared to $34.1 million in 2021. Notably, our Adjusted EBITDA for 2022 was $806.7 million* compared to $378.2 million* for 2021, representing a 113% improvement compared to 2021.

•	Strong Operational Performance.

•	Total PAMC coal shipments of 24.1 million tons in 2022 versus 23.7 million tons in 2021.

•	PAMC coal revenue of $1,974 million for 2022 compared to $1,085 million for 2021.

•	Average cash margin per ton sold of PAMC coal sales of $35.33* for 2022 versus $17.50* for 2021, a 102% improvement year-over-year.

•	Record annual terminal revenue of $78.9 million and adjusted EBITDA of $52.3 million* at the CONSOL Marine Terminal.

•

Our Bailey Preparation Plant and CONSOL Marine Terminal each had ZERO employee recordable incidents in 2022. Our Total Recordable Incident Rate at the PAMC was approximately 63% below the national average (based on preliminary MSHA data).

•	Net Cash Provided by Operating Activities of $651.0 million in 2022 compared to $305.6 million in 2021.

•

Generated free cash flow of $501.0 million* in 2022 compared to $186.4 million* in 2021, of which $292.3 million was used towards reducing consolidated indebtedness, including paying off our Term Loan A and significantly reducing both our Term Loan B and second lien notes.

2	- 2023 Proxy Statement

PROXY SUMMARY

•	Positioning for the Future.

•

Committed to approximately $28 million in capital expenditures for 2023-2026, including $9.5 million in 2023, to advance our sustainability goals by mitigating methane emissions from our mines. These steps will advance us toward our goal of voluntarily reducing our scope 1 & 2 greenhouse gas emissions by 50% in 2026 compared to 2019 base levels.

•

Commissioned the Itmann preparation plant in late September 2022 and shipped the first train from the plant in October 2022. The Itmann Mining Complex, once operating at full capacity, is expected to produce approximately 900,000 tons/year of high-quality low-vol metallurgical coal for sale in the domestic and seaborne markets, with the capability to process up to 750 thousand to 1 million saleable tons of third-party metallurgical coal as well. Ramp-up to full capacity operation is expected in mid-2023.

•

Restarted our fifth longwall at the Pennsylvania Mining Complex in December 2022. This longwall is expected to expand our production capacity at the PAMC to 25-27 million tons in 2023, compared to 23.9 million tons of production in 2022, and it will produce a relatively low-sulfur product that is well-suited for sale in high-value and/or quality-sensitive markets such as the crossover metallurgical market.

•

Continued to focus on transitioning and diversifying our revenue mix. Derived 53% of our coal sales revenue from export sales, up from 46% in 2021. Additionally, 43% of our total revenues derived from contracts with customers came from sources other than sales to coal-fired power plants.

•

Initiated an enhanced shareholder return program in the third quarter of 2022, which returned approximately $80 million to shareholders during 2022 through dividends and share repurchases. This program is expected to continue in 2023, and we announced an update that will become effective in the first quarter of 2023 and return a planned aggregate range of approximately 35 to 50% of quarterly free cash flow*.

*

See reconciliation of average cash margin per ton sold (non-GAAP) to total coal revenue (GAAP), Adjusted EBITDA (non-GAAP) to net income (GAAP) and free cash flow (non-GAAP) to net cash provided by operating activities (GAAP) in Appendix A to this Proxy Statement.

COMPENSATION HIGHLIGHTS

Independent Compensation Consultant	Continued use by our Compensation Committee of an independent compensation consultant that reports directly to the Compensation Committee.
Say on Pay Stockholder Engagement

Engaged in stockholder outreach regarding our compensation programs which informed the Compensation Committee’s decision-making for program changes for 2023 regarding our CEO’s employment agreement and long-term incentive awards for executives.

Compensation Program Design

Designed an overall compensation program with 84.6% of compensation for our CEO and 65.7% for named executive officers (“NEOs”) contingent on performance goals, reinforcing our pay-for-performance culture, which aligns risk-taking with sustainability and the long-term financial health of our company.

Short-Term Incentive Compensation (“STIC”) Annual Performance	Met and exceeded target performance level for 2022 STIC resulting in annual STIC payouts to our NEOs at approximately 125% of target performance.

- 2023 Proxy Statement	3

PROXY SUMMARY

Long-Term Incentive Compensation (“LTIC”) Performance-Based Restricted Stock Unit Awards (“PSUs”)	Met and exceeded target performance level for 2021 tranche resulting in the vesting of performance-based cash awards granted to the NEOs under the 2021-2023 LTIC program.
Pay Ratio Results

Determined the ratio of the total annual compensation of our Chief Executive Officer (“CEO”), as compared to the total annual compensation of our median employee, to be 87:1. Based upon data collected by Mercer, our independent compensation consultant, in 2021 the average ratio of the compensation of the Chief Executive Officer to median employee of 482 of the companies included in the S&P 500 Index was 223 to 1 and among 68 companies that have reported such ratio as of March 1, 2023 with respect to 2022 compensation, the average ratio of Chief Executive Officer to median employee compensation was 353 to 1.

Board Size and Director Compensation	Maintained Board size and non-employee director compensation at current levels with no increases since the inception of the company in 2017.
Governance Practices	Continued adherence to good governance practices, including but not limited to, anti-hedging, recoupment, compensation risk assessment, and stock ownership/holding and equity grant practices.

4	- 2023 Proxy Statement

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board and management are committed to strong corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in our company.

This Proxy Statement describes our governance framework, which includes the following highlights:

	Page No.		Page No.

✓ All non-employee directors are independent	17	✓ No Supermajority Vote Requirements

✓ Majority voting standard for uncontested director elections	8	✓ Diversity in Board and Executive Management	23

✓ Annual Election of Directors	12	✓ Emphasis on Ethics Compliance	25

✓ Three fully independent standing Board committees	21	✓ Meaningful stock ownership and retention guidelines for the Board and executive officers	27, 54

✓ Strong independent Chairman role reinforces effective independent leadership on the Board	17	✓ Consistent Stockholder Outreach	6

✓ Independent directors meet regularly in executive session	17	✓ Annual corporate sustainability reports	6

✓ Risk and safety oversight by the full Board and its committees	18	✓ Human Rights Policy	24

✓ Insider Trading Policy	55

- 2023 Proxy Statement	5

PROXY SUMMARY

2022 STOCKHOLDER ENGAGEMENT

CEIX has a very focused and dedicated investor relations program which handles our outreach to the analyst and investor community. We engage with our shareholders on a regular basis and provide access to our management team. Throughout the year, we attend multiple industry conferences, non-deal roadshows, one-on-one phone calls and regularly scheduled quarterly earnings calls. Each quarter we post refreshed investor marketing materials on our website to ensure transparency on the important aspects of our business. Our conversations with investors covers wide ranging topics including but not limited to business and financial updates, strategy, and ESG initiatives. These discussions also help management and the board in implementing certain strategies and programs that reflect investor preferences. For instance, in 2022, we sought feedback from investors on specific items such as executive compensation and shareholder return preferences.

Following the say-on-pay vote in 2022, which received approximately 36% support, the Compensation Committee and full Board took time to consider the feedback received. The Compensation Committee took the outcome of this vote seriously and was highly focused on gathering and responding to stockholder feedback, with the goal of incorporating key feedback themes into our executive compensation programs. We contacted 60% of our stockholders and engaged with stockholders representing 52% of our outstanding shares, of which 39% we held meetings with while the other 13% indicated no meeting was necessary because they were supportive of our compensation practices. All stockholders engaged were institutional investors. Independent directors led many of these meetings, with participation from members of our senior management team. We always consider our stockholders’ interests and feedback as part of the Board’s deliberations and decision-making.

The feedback we heard directly informed the Compensation Committee’s decision-making for program changes for 2023 regarding our CEO’s employment agreement and long-term incentive awards for executives.

Where to find more information about our say-on-pay response See the letter from the Compensation Committee on page 36- 38 in the Compensation section of this Proxy Statement.

SUSTAINABILITY

At CEIX, we strive to be the most responsible coal company in the world. Excellence is our goal, and we endeavor to operate our business in a manner that meets or exceeds the expectations of our employees, communities, regulators and stockholders. Our approach to sustainability is underscored by our dedication to compliance, ethical business practices, and the communities where we live and work. We provide transparency into our operations through the regular publishing of corporate sustainability reports. Our Corporate Sustainability Report for 2022 has been posted to our website.

We believe long-term utilization of our high-Btu coal is essential in the quest to expand access to affordable and reliable electricity throughout the world. We are committed to employing technology and innovation across our operations that will further enhance employee safety, reduce our environmental footprint, increase operational efficiencies, and support continued coal production into the future.

  LEARN MORE ABOUT OUR COMPANY

You can learn more about our company by visiting our website, www.consolenergy.com.

6	- 2023 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

CONSOL Energy Inc.

275 Technology Drive, Suite 101

Canonsburg, Pennsylvania 15317

Telephone (724) 416-8300

GENERAL: Proxies are being solicited by the Board to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 27, 2023, at 8:00 a.m., Eastern Time solely via live webcast at www.virtualshareholdermeeting.com/CEIX2023. The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

PROPOSALS, BOARD RECOMMENDATION AND VOTE REQUIRED: Stockholders are being asked to vote on the proposals discussed on the following page at the Annual Meeting. The table on the following page also outlines the Board’s recommendation on how to vote for each proposal and the vote required with respect to each proposal.

VOTE TABULATION: In accordance with our governing documents and applicable state law, in tabulating the voting result for any particular proposal, votes that are withheld or shares that constitute broker non-votes (described below) are not considered entitled to vote on that proposal and have no effect on the outcome. Abstentions have the same effect as votes against the matter, except in the case of Proposal No. 1, where abstentions would not have an effect on the outcome.

RECORD DATE AND QUORUM: The record date with respect to this solicitation is March 3, 2023. All holders of record of CEIX common stock as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of the record date, CEIX had 34,460,537 shares of common stock outstanding. Each share of common stock is entitled to one vote for each matter to be voted on at the Annual Meeting. Stockholders do not have cumulative voting rights. In order to hold the Annual Meeting, a quorum representing the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy.

- 2023 Proxy Statement	7

INFORMATION ABOUT THE ANNUAL MEETING

Item	Proposal	Board Recommendation	Vote Required

1	Election of Directors Election of director nominees for a one-year term ending at the Company’s annual meeting of stockholders in 2024.	FOR EACH NOMINEE

Plurality of the votes cast. Under this plurality vote standard, the director nominees who receive the highest number of “for” votes cast are elected as directors. Under our bylaws, if a director nominee receives a greater number of “withheld” votes for his or her election than votes cast in favor of his or her election, then the director must tender his or her resignation to the Board.

2

Ratification of Appointment of Ernst & Young LLP

The Audit Committee appointed Ernst & Young LLP as CEIX’s independent registered public accounting firm for fiscal year 2023. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of the independent registered public accounting firm.

		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

3

Advisory Approval of 2022 Named Executive Officers’ Compensation

Stockholders are being asked to approve, on an advisory basis, the compensation paid to CEIX’s named executive officers in 2022. CEIX’s executive compensation programs are designed to create a direct linkage between stockholder interests and management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.

		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

8	- 2023 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

PROXY MATERIALS AND INFORMATION ABOUT THE MEETING: We mailed to all stockholders of record entitled to vote at the Annual Meeting this Proxy Statement, the proxy card, and our 2022 Annual Report on or about March 30, 2023.

We are utilizing a Securities and Exchange Commission (“SEC”) rule that allows companies to mail all proxy materials to its stockholders. This delivery can be by mail or, if a stockholder has previously agreed, by e-mail. In addition to delivering proxy materials to stockholders, the Company must also post all proxy materials on a publicly accessible website and provide information to stockholders about how to access that website. These proxy materials include this Proxy Statement, the proxy card, and our 2022 Annual Report and are available free of charge on CEIX’s corporate website at www.consolenergy.com by following the link for “Investors” and also at www.proxyvote.com.

Copies of our 2022 Annual Report furnished to our stockholders do not contain copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2022. You can obtain copies of these exhibits electronically at the website of the SEC at www.sec.gov or by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The exhibits are also available as part of the Form 10-K for the year ended December 31, 2022, which is available on CEIX’s corporate website at www.consolenergy.com. Stockholders may also obtain copies of the exhibits without charge by contacting our Investor Relations department by telephone at (724) 416-8300 or by mail at CONSOL Energy Inc., Investor Relations department, 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317.

PROXIES AND VOTING: A proxy is your legal designation of another person to vote the CEIX common shares that you owned as of the record date. The person that you designate to vote your shares is called a “proxy” and when you designate someone to vote your shares in a written document, that document is also called a “proxy” or “proxy card”. The Board has appointed several officers of the company to serve as proxies on the proxy card.

If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the stockholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Accordingly, if no contrary instructions are given, the proxies named by the Board intend to vote the shares represented by such proxies as follows:

•	in favor of the election of those persons nominated as set forth in this Proxy Statement to serve as directors of CEIX (Proposal No. 1);

•	in favor of the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of CEIX for the fiscal year ending December 31, 2023 (Proposal No. 2);

•	in favor of approval, on an advisory basis, of the compensation paid to our named executive officers in 2022 (Proposal No. 3); and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders.

- 2023 Proxy Statement	9

INFORMATION ABOUT THE ANNUAL MEETING

HOW TO VOTE: There are four ways for stockholders of record to vote:

VIA THE INTERNET BY PROXY: Stockholders who received a proxy card may still submit proxies over the Internet at www.proxyvote.com up until 11:59 p.m. Eastern Time on April 26, 2023. Stockholders who received a voting instruction form by mail or e-mail from their bank, broker or other nominee may submit proxies over the Internet by following the instructions on the voting instruction form provided by their bank, broker or other nominee.

VIA TELEPHONE BY PROXY: Registered stockholders of record may submit proxies by telephone up until 11:59 p.m. Eastern Time on April 26, 2023 by calling 1-800-690-6903 and following the instructions. Stockholders must have the 16-digit control number that appears on their proxy card when voting. Stockholders who have received a voting instruction form by mail or e-mail from their bank, broker or other nominee should check the voting instruction form for telephone voting availability. If available, those stockholders may vote by phone by calling the number specified on the voting instruction form provided by the bank, broker or other nominee.

VIA MAIL BY PROXY: Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

BY PARTICIPATING IN THE ANNUAL MEETING: Stockholders of record may vote by participating in the virtual Annual Meeting via the CEIX Meeting Website and voting electronically during the virtual Annual Meeting.

BENEFICIAL OWNERSHIP AND BROKER NON-VOTES: If you hold shares beneficially in street name, then you must provide your voting instructions to your bank, broker or other nominee. If you do not provide your bank, broker or other nominee with voting instructions, your shares may be treated as “broker non-votes.”

Generally, broker non-votes occur on a matter when a bank, broker or other nominee is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1 and 3, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2.

REVOCATION OF PROXY: If you are the stockholder of record of shares of our common stock as of the close of business on the record date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to CEIX at 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317, attention: Secretary, bearing a date later than the date of the proxy, that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by CEIX prior to the Annual Meeting; or

•	participating in and voting electronically via the CEIX Meeting Website during the virtual Annual Meeting.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction form, or contact your bank, broker or other nominee, in order to revoke your previously delivered proxy. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself revoke a previously executed and delivered proxy.

10	- 2023 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

ATTENDING THE MEETING: The Annual Meeting will be held solely via live webcast at www.virtualshareholdermeeting.com/CEIX2023 on April 27, 2023 at 8:00 a.m. Eastern Time and you will not be able to be physically present at the Annual Meeting. You will be able to participate virtually, vote your shares of CEIX common stock electronically and submit questions online during the Annual Meeting.

To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your proxy card, vote instruction form or notice you previously received. The Annual Meeting webcast will begin promptly at 8:00 a.m. Eastern Time on April 27, 2023, and CEIX stockholders will be able to log in beginning at 7:45 a.m. Eastern Time. The virtual Annual Meeting platform is fully supported across browsers (Firefox, Chrome, Edge and Safari). Participants in the Annual Meeting should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage participants in the virtual Annual Meeting to log on to the CEIX Meeting Website 15 minutes prior to the start time of the Annual Meeting and ensure that they can hear streaming audio.

ASKING QUESTIONS DURING THE MEETING: During the live question and answer portion of the Annual Meeting, CEIX stockholders may submit questions, which will be answered as they come in, as time permits. If you wish to submit a question, you may do so by logging in to the CEIX Meeting Website, and under the “Ask a Question” heading, selecting a question topic in the question topic dropdown menu, typing your question in the field titled “Enter Question” and then clicking “Submit”. Only questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints.

TECHNICAL SUPPORT FOR ACCESSING THE MEETING: We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting via the CEIX Meeting Website. If you encounter any difficulties accessing the CEIX Meeting Website during the check-in or meeting time, please call the technical support number that will be posted on the CEIX Meeting Website log in page.

PROXY SOLICITATION: All costs relating to the solicitation of proxies will be borne by CEIX. Georgeson LLC has been retained by CEIX to aid in the solicitation of proxies at an estimated cost of $10,000, plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. None of these directors, officers or employees will receive any additional or special compensation for soliciting proxies. Upon request, CEIX will reimburse banks, brokers and other nominees for their reasonable expenses in sending proxy materials to their customers who are beneficial owners of CEIX’s common stock.

CONFIDENTIALITY IN VOTING: As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidentially by CEIX. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual stockholder will not be disclosed except as may be necessary to meet applicable legal requirements.

- 2023 Proxy Statement	11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated James A. Brock, William P. Powell, John T. Mills, Joseph P. Platt, Cassandra Pan and Valli Perera, whose terms expire at the Annual Meeting, for election by the stockholders as directors at the Annual Meeting. Upon election, each such director will serve a one-year term until the 2024 annual meeting of stockholders or until his or her successor is elected and qualified, or his or her earlier death, resignation or removal.

To be elected, each nominee must receive a plurality of the votes cast (i.e., the director nominees who receive the highest number of “for” votes cast, up to the maximum number of directors to be elected, are elected as directors). If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate, as recommended by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Our bylaws provide that if an incumbent director receives a greater number of votes “withheld” from his or her election than votes “for” such director nominee’s election, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the SEC or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

The biographies included in this Proxy Statement below include information concerning the nominees for director, including their recent employment, positions with CEIX, other directorships, board committee memberships and ages as of March 22, 2023.

12	- 2023 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS | Biographies of Director Nominees

Biographies of Director Nominees

JAMES A. BROCK
CHIEF EXECUTIVE OFFICER OF CEIX Director Since: 2017 Age: 66 Term Expires: 2023	CEIX Committees: • Health, Safety and Environmental

BACKGROUND:

James A. Brock has served as our Chief Executive Officer since June 2017, previously served as our President from December 2017 to January 2023, and he has been a member of our Board since November 28, 2017. He currently serves as a member of our Board’s Health, Safety and Environmental Committee. Mr. Brock previously served as the Chief Operating Officer-Coal of CNX Resources Corporation (“CNX”), CEIX’s former parent, from December 10, 2010 until November 28, 2017, when CEIX separated from CNX. Since May of 2015, Mr. Brock also served as Chief Executive Officer and Chairman of the board of directors of the general partner of PA Mining Complex LP (“PAMC LP”) (formerly known as CONSOL Coal Resources LP) during such time as PAMC LP was a publicly-traded master limited partnership and he continues to serve in such roles now that PAMC LP is a wholly-owned subsidiary of the Company. Previously, he served as Senior Vice President-Northern Appalachia-West Virginia Operations of CNX from 2007 to 2010, and as Vice President-Operations of CNX from 2006 to 2007. Mr. Brock began his career with CNX in 1979 at the Matthews Mine and since then has served at various locations in many positions including Section Foreman, Mine Longwall Coordinator, General Mine Foreman and Superintendent. Mr. Brock’s achievements in mining were recognized with him being named 2010 Coal Safety Leader of the Year in West Virginia and his induction into the West Virginia Coal Hall of Fame in 2016. Mr. Brock also currently serves as the Treasurer of the Pennsylvania Coal Alliance board of directors, as a member of the boards of directors of the National Coal Council and the American Coalition for Clean Coal Electricity and as an executive committee member and board of directors of the National Mining Association. Mr. Brock also serves on the board of directors of West Virginia Coal Association.

QUALIFICATIONS:

With a career in coal spanning five decades, we believe Mr. Brock’s extensive knowledge of our industry and our operations gained during his years of service with CNX, and now CEIX, provides our Board with valuable experience.

- 2023 Proxy Statement	13

PROPOSAL NO. 1—ELECTION OF DIRECTORS | Biographies of Director Nominees

JOHN T. MILLS
FORMER CHIEF FINANCIAL OFFICER— MARATHON OIL CORPORATION Director Since: 2017 Age: 75 Term Expires: 2023	CEIX Committees: • Audit (Chair) • Compensation • Health, Safety and Environmental

BACKGROUND:

John T. Mills joined the Board on November 14, 2017. He currently serves as a member of our Board’s Audit Committee, which he chairs, Compensation Committee and Health, Safety and Environmental Committee. Mr. Mills previously served as a member of the board of directors of CNX from March 2006 until November 28, 2017, when CEIX separated from CNX. From December 2007 until August 2015, he served on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, where he served as lead independent director, and as a member of the audit, compensation, and corporate governance and nominating committees. From January 2008 through June 2010, Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. In 2011, Mr. Mills attended the Harvard Business School program “Making Corporate Boards More Effective.”

QUALIFICATIONS:

As a licensed attorney with over 40 years of business experience, including 16 years as an officer of Marathon Oil Corporation and U.S. Steel Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in-depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as Senior Vice President, Finance and Administration, and later Chief Financial Officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions, and (iii) public accountants, skills which are critical to our company and particularly our Audit Committee.

WILLIAM P. POWELL
MANAGING PARTNER—535 PARTNERS LLC Director Since: 2017 Age: 67 Term Expires: 2023	CEIX Committees: • Audit • Compensation • Health, Safety and Environmental

BACKGROUND:

William P. Powell joined the Board on November 28, 2017 and has served as Chair of our Board since that time. He currently serves as a member of our Board’s Audit Committee, Compensation Committee and Health, Safety and Environmental Committee. Mr. Powell previously served as a member of the board of directors of CNX from January 2004 until November 28, 2017, when CEIX separated from CNX. Mr. Powell also previously was a director of Cytec Industries, a global specialty chemicals and materials company, from 1993 until its merger with Solvay SA in December 2015, where he served as lead independent director, as chair of the governance committee and as a member of the audit committee. From May 2001 until May 2007, Mr. Powell was a Managing Director of William Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC, where he has served as Managing Partner since May 2007. Prior to his time at William Street Advisors, he served as a Managing Director of UBS Warburg LLC and its predecessor Dillon, Read & Co. Inc. since 1991.

QUALIFICATIONS:

With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 20 years, Mr. Powell also has significant expertise in corporate governance matters.

14	- 2023 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS | Biographies of Director Nominees

JOSEPH P. PLATT
GENERAL PARTNER—THORN PARTNERS LP Director Since: 2017 Age: 75 Term Expires: 2023	CEIX Committees: • Compensation (Chair) • Nominating and Corporate Governance • Health, Safety and Environmental

BACKGROUND:

Joseph P. Platt joined the Board on November 28, 2017. He currently serves as a member of our Board’s Compensation Committee, which he chairs, Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee. Mr. Platt previously served as a member of the board of directors of CNX from May 2016 until November 28, 2017, when CEIX separated from CNX. He is the general partner at Thorn Partners LP, a family limited partnership, a position he has held since 1998. Mr. Platt’s career at Johnson and Higgins, a global insurance broker and employee benefits consultant (J&H), spanned 27 years until 1997, when J&H was sold to Marsh & McLennan Companies. At the time of the sale, Mr. Platt was an owner, director and executive vice president of J&H. Mr. Platt has served on the board of directors of Greenlight Capital Re, Ltd., a property and casualty reinsurer, since 2004 and has been its lead independent director since 2007. He serves on the boards of various other nonpublic companies and not-for-profit institutions.

QUALIFICATIONS: Mr. Platt brings significant financial, compensation and risk management expertise to our Board.

VALLI PERERA
FORMER PARTNER OF DELOITTE Director Since: 2023 Age: 65 Term Expires: 2023	CEIX Committees: • Nominating and Corporate Governance (Chair) • Audit • Health, Safety and Environmental

BACKGROUND:

Valli Perera joined the Board on March 22, 2023. She currently serves as a member of our Board’s Nominating and Corporate Governance Committee, which she chairs, Audit Committee and Health, Safety and Environmental Committee. Ms. Perera is a seasoned executive with over 40 years of professional services and corporate experience. She retired from Deloitte, as a senior partner in June 2019. During her tenure at Deloitte, Ms. Perera advised and led client service teams in areas of finance, mergers and acquisitions, technology transformation and business growth. She also worked with transitioning chief financial officers at Deloitte’s CFO Transition Lab program. Ms. Perera’s tenure at Deloitte spanned over 25 years, including: her elevation to the partnership in 1997, senior roles such as Managing Director for Global Services and Global Mergers & Acquisition, Deloitte’s Global and U.S. Service Innovation Board and the firm’s global digital transformation, talent and development, diversity and inclusion, and member firm standards and governance. Further, from 2014 to 2020, she served on the board of directors of Make-A-Wish® Illinois, a non-profit organization.

Ms. Perera currently serves on the board of directors for Midmark Corporation, a clinical environmental design private company, since 2020 and is a member of its audit and compensation committees. Moreover, since 2012, Ms. Perera has served on the board of directors for Communities In Schools of Chicago, a non-profit organization and is the Chair of its governance committee. She received a Master of Science degree in Taxation from Drexel University and a graduate degree in journalism from Northwestern University. Ms. Perera is credentialed by the Chartered Institute of Management Consultants, United Kingdom. Further, she is a retired Certified Public Accountant.

QUALIFICATIONS:

With an extensive tenure spanning over 40 years as a seasoned business leader partnering with executive teams of private and Fortune 500 publicly traded signature companies to define high-value strategies for top- and bottom-line growth and providing specialized services in finance, governance, and organizational development, as well as global insight and direct experience across several continents, skills in finance, accounting, tax, acquisitions, and technology and substantive board directorship experience, Ms. Perera brings significant expertise to the board of directors.

- 2023 Proxy Statement	15

PROPOSAL NO. 1—ELECTION OF DIRECTORS | Biographies of Director Nominees

CASSANDRA PAN
FORMER PRESIDENT OF FENNER DUNLOP AMERICAS Director Since: 2023 Age: 64 Term Expires: 2023	CEIX Committees: • Health, Safety and Environmental (Chair) • Nominating and Corporate Governance

BACKGROUND:

Cassandra Pan joined the Board on March 22, 2023. She currently serves as chair of our Board’s Health, Safety and Environmental Committee and on the Nominating and Corporate Governance Committee. Ms. Pan has extensive entrepreneurial and executive experience in North America, China and internationally. She is currently self-employed as a business consultant and strategic advisor. From 2009 to 2015 based in Pittsburgh, Pennsylvania, she was the President of Fenner Dunlop Americas (formerly a subsidiary of Fenner plc and now a part of the Michelin group of companies) where she led that company’s Engineered Conveyor Solutions business in North and South America. Prior to her elevation to President of the Americas, she served as Managing Director of Greater China at Fenner plc. from 1998 to 2009, where she oversaw Fenner’s wholly owned and joint venture investments in China relating to the manufacture of conveyor belting and specialty polymer businesses for use in the servicing of underground coal mines, construction equipment and in various automotive and industrial markets. Since 2016, Ms. Pan serves as a mentor at AlphaLab Gear, a hardware accelerator program of Innovation Works, a seed-stage investor. From 2010 to 2018, she served as a member of the Advisory Committee of International Center for Energy, Environment and Sustainability (InCEES) at Washington University in St. Louis, Missouri. Since 2015 she has served on the board of directors of WQED Multimedia, a not-for-profit education-focused public media organization, where she also serves as chair of the Audit Committee and a member of the Finance, Business & Operations Committee. She is a member of the International Women’s Forum, Pittsburgh Chapter since 2012.

QUALIFICATIONS:

With nearly two decades of experience in leading global engineering business units in Asia and the Americas for a publicly traded company specializing in helping clients in the underground and surface mining industries in China, North America and South America to meet their engineering and material handling requirements, Ms. Pan brings significant expertise to the board of directors. Her professional experience in addressing a variety of operational and strategic aspects relating to the business, finances, engineering challenges, health, safety and environmental risks, sales and marketing efforts and human resource matters of mining companies brings important and relevant competencies and skills to the board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE-NAMED DIRECTOR NOMINEES FOR RE-ELECTION TO THE BOARD OF DIRECTORS.

16	- 2023 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and Its Committees

Board of Directors

The business and affairs of CEIX are managed under the direction of our Board. Our Board currently consists of six directors. Under our Certificate of Incorporation all directors are subject to election annually.

We do not have a formal policy regarding directors’ attendance at our annual meetings of stockholders; however, all directors are encouraged to attend. All of CEIX’s directors attended the 2022 Annual Meeting of Stockholders, and all of the directors are expected to attend this year’s Annual Meeting.

Board Leadership Structure

Our Board is currently structured with separate Chair and Chief Executive Officer positions. Our Corporate Governance Guidelines provide that the Board will determine whether to have a joint Chair and Chief Executive Officer or separate these offices as part of the succession planning process when it elects a Chief Executive Officer or at other appropriate times. The Board believes that the most effective leadership structure for our company at this time is to have Mr. Powell serve as independent Chair and Mr. Brock to serve as Chief Executive Officer. The Board believes these separate positions can facilitate Mr. Brock’s focus on the operation of our company and implementation of our strategy and business plans, while ensuring effective oversight and focus by the Board on accountability of management, oversight and corporate governance matters. In addition, in the event that our Chief Executive Officer would also serve as the Chair, our corporate governance guidelines require a Lead Director position with specific responsibilities to ensure independent oversight of management.

Determination of Director Independence

The New York Stock Exchange (NYSE) listing standards require a majority of our directors and each member of our Audit, Compensation and Nominating and Corporate Governance Committees to be independent. In February 2023, our Board evaluated the relevant relationships between each director or director nominee (and his or her immediate family members and affiliates) and CEIX, and affirmatively determined that each of our directors, other than Mr. Brock (who is the Chief Executive Officer of CEIX), had no material relationship with CEIX and is “independent” under the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. In February 2023, the Board also determined that each member of the Audit Committee meets the independence standards required for audit committee members under the NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent. Effective March 22, 2023, Valli Perera and Cassandra Pan, who are both independent under the NYSE listing standards, replaced former independent directors Sophie Bergeron and Edwin S. Roberson on the Board.

Our independent directors regularly meet in executive sessions with no members of management present. Such executive sessions are presided over by our Chair of the Board.

- 2023 Proxy Statement	17

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Robust Strategy, Risk and Safety Oversight by the Board and Committees

Our Board and committees have implemented a robust framework to actively oversee the strategy and risks relating to the operation and management of a publicly-traded coal company. In addition, our Board has a strong commitment to the safety of our workers and the environments in which we operate and has formed a separate Board level committee to oversee these core company values. See “Board’s Role in Risk Management” on page 20 for further information of the Board’s role in risk management.

Membership and Meetings of the Board of Directors and its Committees

In 2022, five of the six incumbent directors attended 100% of the meetings held by our Board and five of the six incumbent directors attended 100% of the meetings held by all Board committees on which he or she served. One incumbent director attended 90% of the meetings held by our Board and 80% of the meetings held by Board committees on which the incumbent director served.

Committee membership and the number of meetings held during 2022 by each committee, are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environmental Committee
William P. Powell	Chair	●	●		●
Sophie Bergeron	●			●	Chair
James A. Brock	●				●
John T. Mills	●	Chair	●		●
Joseph P. Platt	●		Chair	●	●
Edwin S. Roberson	●	●		Chair	●
No. of 2022 Meetings	10	6	6	6	5

18	- 2023 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Board Skills and Experience

The Nominating and Corporate Governance Committee seeks to cultivate a Board with the appropriate skill sets and diversity of experiences to discharge its responsibilities effectively. Each director possesses a unique background and, in the aggregate, we believe the Board encompasses the skills and experiences deemed important to effectively oversee our business.

The table below summarizes some of the key skills and experiences that the Nominating and Corporate Governance Committee currently believes should be represented on the Board, as well as the number of director nominees who possess each skill.

Skills, Experience and Demographics	Valli Perera	James A. Brock	John T. Mills	Cassandra Pan	Joseph P. Platt	William P. Powell

Industry Experience

Senior Leadership Experience

Financial Experience

Public Company Board

Operations/Environmental, Health & Safety (EH&S)

Risk Management

Sales and Marketing

Strategy/M&A

Human Capital Management

Race/Ethnicity

African American

Asian/Pacific Islander

White/Caucasian

Hispanic/Latino

Native American

Gender

Male

Female

- 2023 Proxy Statement	19

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Board’s Role in Risk Management

Among the Board’s most important functions is overseeing risk management. Our risk management framework fosters close interaction among the Board, its committees and our management.

The Company faces a variety of risks, including operational, financial, strategic, and reputational risks. The Board oversees the Company’s processes for assessing and managing these risks, through both the whole Board and its committees, while management is responsible for the day-to-day management of these risks. In furtherance of the Board’s oversight responsibilities and the Company’s day-to-day management of risk, CEIX representatives meet periodically with external advisors with respect to our risk management processes, as well as identified and emerging risks.

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BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Committees of the Board of Directors

Our Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Health, Safety and Environmental. Currently, all of our directors other than James A. Brock are independent, and our Audit, Nominating and Corporate Governance, and Compensation Committees consist exclusively of independent directors. Our committees regularly make recommendations and report on their activities to the entire Board. All members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the NYSE and other applicable regulatory requirements, as described above under “Determination of Director Independence”. Our Board, considering the recommendations of our Nominating and Corporate Governance Committee, reviews committee membership at least annually. The responsibilities of each of the four committees are summarized below.

Audit Committee Three Independent Director Members

•   Assists our Board in its oversight of, among other things, the integrity of CEIX’s financial statements, CEIX’s compliance with legal and regulatory requirements, CEIX’s risk management policies and practices, and CEIX’s information technology security and risks;

•   Oversees the appointment, compensation, and retention of CEIX’s independent auditor, and oversees the work done by CEIX’s independent auditor and any other registered public accounting firm hired to perform audit-related functions;

•   Reviews and discusses with CEIX’s management and its independent auditor annual and quarterly financial statements, including those disclosures that appear under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CEIX’s Form 10-Ks and Form 10-Qs;

•   Provides general oversight over the accounting principles employed in CEIX’s financial reporting and the effectiveness of CEIX’s internal controls over financial reporting;

•   Prepares any required Audit Committee Report; and

•   Oversees CEIX’s internal audit function.

Our Audit Committee was established pursuant to Section 3(a)(58)(A) of the Exchange Act. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that each of the members of the Audit Committee qualify as an “audit committee financial expert.” A copy of the Audit Committee’s report for the 2022 fiscal year is included in this Proxy Statement.

Compensation Committee Three Independent Director Members

•   Establishes and reviews CEIX’s compensation philosophies, policies, plans and programs, consistent with CEIX’s objectives and stockholder interests, for our non-employee directors and executive officers;

•   Reviews executive officer compensation against peer group benchmark data and sets compensation levels for executive officers;

•   Reviews the performance of our executive officers and awards incentive compensation;

•   Reviews and discusses with management the Compensation Discussion and Analysis required to be included in our proxy statement;

•   Oversees CEIX’s policies on structuring compensation programs for executive officers;

•   Reviews and monitors our management development and succession plans and activities;

•   Engages and oversees the outside compensation consultant;

•   Reviews and oversees the risk assessment related to CEIX’s compensation programs; and

•   Prepares the Compensation Committee Report for full Board review.

- 2023 Proxy Statement	21

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to CEIX’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Omnibus Performance Incentive Plan (the “Omnibus Plan”) also permit our Compensation Committee to delegate any power and authority granted to it by the Board under the Omnibus Plan to our officers.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see starting on page 36 of the “Compensation Discussion and Analysis” section.

Nominating and Corporate Governance Committee Three Independent Director Members

•   Identifies qualified individuals for nomination, election or appointment to the Board;

•   Ensures appropriate Board and committee composition, and recommends appropriate Board structure and operations;

•   Oversees and assesses CEIX’s corporate governance system, including the responsibilities of Board members and committees, and related policies and procedures;

•   Oversees annual evaluation of the Board, committees and management;

•   Recommends each director nominee to our Board for nomination for election at the annual meetings, taking into account candidates whose names are submitted by stockholders; and

•   Annually reviews CEIX’s Corporate Governance Guidelines.

Director Nomination Process. The Nominating and Corporate Governance Committee annually reviews and assesses the Board’s membership needs, with the assistance of a consultant when appropriate. When assessing Board composition or identifying suitable candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee will consider candidates based on the needs of the Board at the time, having due regard to the benefits of diversity. The Nominating and Corporate Governance Committee seeks to maintain a Board that is comprised of individuals who possess the following skills, experience and/or attributes:

•	general industry knowledge;

•	accounting and finance;

•	ability to make sound business decisions;

•	management;

•	leadership;

•	knowledge of international markets;

•	business strategy;

•	crisis management;

•	innovation;

•	environmental, social and corporate governance concerns;

•	prior board experience;

•	diversity; and

•	risk management.

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BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

The Nominating and Corporate Governance Committee seeks to identify director candidates with leadership experience in positions with a high degree of responsibility. Director nominees are expected to be selected based upon contributions that they can make to CEIX.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, although a formal policy has not been adopted with respect to consideration of such candidates because stockholder recommendations may be submitted and considered by the Nominating and Corporate Governance Committee under its charter. Director candidates recommended by stockholders will be evaluated by the Nominating and Corporate Governance Committee using the same criteria as candidates identified by the Board or the Nominating and Corporate Governance Committee for consideration. Stockholders may submit names of director candidates to Secretary, CONSOL Energy Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317. See “Additional Matters” on page 78 for more information on making director nominations.

Board Diversity and Inclusion. We believe in diversity and value the benefits diversity can bring to our Board and to the Company. The Board has adopted a policy regarding the diversity of its members, which is included in our Corporate Governance Guidelines.

For the purposes of Board composition, diversity includes, but is not limited to, business experience, geography, age, gender and ethnicity. Board diversity promotes the inclusion of different perspectives and ideas, and ensures that the Company has the opportunity to benefit from all available talent. The promotion of a diverse Board makes prudent business sense and makes for better corporate governance. Effective March 22, 2023, Cassandra Pan and Valli Perera were appointed to fill vacancies from retiring directors.

CEIX seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and background. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which CEIX operates. CEIX will periodically assess the composition of the Board in light of the needs of the Board at the time, including the extent to which the current composition of the Board reflects a diverse mix of knowledge, experience, skills and backgrounds.

CEIX is committed to a Board composition that promotes a diverse and inclusive culture, that solicits multiple perspectives and views, and which is free of conscious or unconscious bias and discrimination. Additionally, we seek to promote diversity throughout our workforce by, among other things, emphasizing diversity among our executive management team.

Process for Board Assessment and Future Candidates. Set forth below is a summary of the process the Nominating and Corporate Governance Committee and Board intend to use in reviewing Board needs and future candidates.

- 2023 Proxy Statement	23

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Health, Safety and Environmental Committee Six Director Members (Five Independent)

•   Oversees CEIX’s monitoring and enforcement of its policies to protect the health and safety of employees, contractors, customers, the public and the environment;

•   Reviews CEIX’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers, the public and the environment;

•   Reviews material compliance issues or pending or threatened proceedings regarding health, safety or environmental matters, and management’s response to the same;

•   Reviews any significant health, safety and environmental public policy and legislative, political and social issues and trends, including but not limited to environmental, social and governance initiatives such as Bettercoal;

•   Reviews CEIX’s sustainability report on an annual basis and assists management in the formulation and oversight of policies and procedures designed to foster the sustainable development of the company; and

•   Reviews CEIX’s policies and procedures relative to potential employee strikes and/or terrorist activity and the protection of CEIX’s assets against damage, destruction and/or theft.

We provide transparency into our operations through the regular publishing of corporate sustainability reports. Our Corporate Sustainability Report for 2022 has been posted to our company website. In February 2019, we adopted a human rights policy. This policy reinforces our commitment and responsibility to respect all human rights, including those of our employees, suppliers, vendors, subcontractors and other partners, and individuals in communities in which we operate. Our policy addresses promoting health and safety, eliminating compulsory labor and human trafficking, abolishing child labor, eliminating harassment and unlawful discrimination in the workplace, and providing competitive compensation.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com. The following documents are currently included on the corporate governance page of our website:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics which applies to all employees, officers, service providers, contractors and directors of the Company;

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, and Health, Safety and Environmental Committees;

•	Related Person Transaction Policy; and

•	Human Rights Policy.

These documents address important principles and corporate governance processes. We will provide a printed copy of any of these documents free of charge upon request to stockholders who contact our Investor Relations department in writing at CONSOL Energy Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317.

24	- 2023 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Board of Directors and Its Committees

Ethics and Compliance Program

We believe strongly in, and provide training and awareness surrounding, our Code of Business Conduct and Ethics and the CONSOL Ethics Compliance Hotline. We provide annual training on our Code of Business Conduct and Ethics. It is our policy to comply with all applicable laws and adhere to the highest level of ethical conduct, including anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act (the “FCPA”) and similar laws in other jurisdictions. In that regard, in 2018 we adopted a Foreign Corrupt Practices Act Policy that has been distributed to all of our employees, directors and officers. In addition to these persons certifying compliance with the policy, we provide training on compliance with the FCPA and our policy. It is important that all of our business activities reflect our commitment to the highest standards of integrity and accountability.

Communication with the Board of Directors

Stockholders and other interested persons who wish to communicate with the Board may do so by writing to the Board, to the attention of Secretary, CONSOL Energy Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317, or by sending an e-mail to directors@consolenergy.com. The Secretary will relay all such communications to the Board in its entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, résumés, job inquiries or other matters unrelated to CEIX. Communications that are intended specifically for the independent directors should be marked “Confidential” and sent to the street address noted above, to the attention of the Independent Directors in care of the Chair of the Board. Information concerning how to communicate with the Board is also included on CEIX’s website at www.consolenergy.com.

- 2023 Proxy Statement	25

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Director Compensation Table—2022

Director Compensation Table—2022

The following table sets forth the compensation elements of our non-employee directors for the 2022 fiscal year:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3), (7)	All Other Compensation	Total
Sophie Bergeron(4)	$130,000	$150,000	$0	$280,000
John T. Mills(5)	$150,000	$150,000	$0	$300,000
Joseph P. Platt	$140,000	$150,000	$0	$290,000
William P. Powell(6)	$207,500	$300,000	$0	$507,500
Edwin S. Roberson(7)	$137,500	$150,000	$0	$287,500

(1)

While Mr. Brock, our Chief Executive Officer, is a member of our Board, his name does not appear in this table and his compensation is reported in the Summary Compensation Table and other sections of the Proxy Statement. In 2022, he did not receive any additional compensation in connection with his service on our Board.

(2)

Amounts shown in this column represent the cash retainer to each of our non-employee directors (including additional Committee Chair, Board Chair and Audit Committee member retainers). During 2022, Mr. Mills served as the Chair of our Audit Committee and was a member of our Compensation Committee and Health Safety and Environmental Committee; Mr. Platt served as the Chair of our Compensation Committee and was a member of our Nominating and Corporate Governance Committee and Health, Safety and Environmental Committee; Mr. Powell served as the Chair of our Board and was a member of our Audit Committee, Compensation Committee and Health, Safety and Environmental Committee; Mr. Roberson served as the Chair of our Nominating and Corporate Governance Committee and was a member of our Audit Committee and Health, Safety and Environmental Committee; Ms. Bergeron served as the Chair of our Health, Safety and Environmental Committee and was a member of our Nominating and Corporate Governance Committee.

(3)

This includes the value of the 2022 annual restricted stock unit (“RSU”) award made to each of our non-employee directors on May 3, 2022. These amounts represent the aggregate grant date fair value of stock units granted in 2022 to non-employee directors computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is computed based upon the closing price per share of CEIX stock on the date of grant. A discussion of the relevant assumptions made in the valuation of these stock awards is provided in Notes 1 and 18 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(4)	Ms. Bergeron elected to defer receipt of her RSU award for the 2022-2023 year, covering 3,062 RSUs, until her termination of service with the Board.

(5)	Mr. Mills elected to defer receipt of his RSU award for the 2022-2023 year, covering 3,062 RSUs, until his termination of service with the Board.

(6)	Mr. Powell elected to defer receipt of his RSU award for the 2022-2023 year, covering 6,124 RSUs, until his termination of service with the Board.

(7)

Mr. Roberson elected to defer receipt of his RSU award for the 2022-2023 year, covering 3,062 RSUs, until the date of his termination of service with the Board. Mr. Roberson also elected to receive deferred stock units in lieu of 50% of his cash retainer (1,224 units) for the 2022-2023 Board year until the date of his termination of service with the Board.

(8)	The outstanding equity awards held by our non-employee directors on December 31, 2022, are set forth below:

Name	No. of Shares or Units of Stock That Have not Vested
Sophie Bergeron	3,062
John T. Mills	3,062
Joseph P. Platt	3,062
William P. Powell	6,124
Edwin S. Roberson	3,062

26	- 2023 Proxy Statement

BOARD OF DIRECTORS AND COMPENSATION INFORMATION | Understanding Our Director Compensation Table

Understanding Our Director Compensation Table

Each non-employee director is entitled to receive an annual equity award in the form of RSUs valued at $150,000 (other than the Board Chair whose RSUs are valued at $300,000) as of the close of business on the date of the grant, which in 2022 was May 3, 2022. The RSU awards vest on the first anniversary of the grant date. Each non-employee director is also entitled to receive a cash Board Retainer, and if he or she serves as a Committee Chair, an Audit Committee member or the Board Chair, an additional cash retainer for his or her services as follows:

Element of Compensation	Dollar Value of Board Compensation
Chair Retainer	$200,000	(1)
Board Retainer	$120,000
Committee Chair Retainer (other than Audit & Compensation)	$ 10,000
Audit Committee Chair	$ 30,000
Compensation Committee Chair	$ 20,000
Audit Committee Member	$ 7,500

(1)	This value includes both the annual cash retainer of $120,000 and the additional $80,000 retainer paid to the Chair.

During 2022, the Compensation Committee of the Board reviewed with its independent compensation consultant the current director compensation program and concluded that (1) the mix of cash and equity compensation continues to be appropriate and consistent with broadly observed market practices, (2) the compensation levels are reasonable and in line with peer practices given the small size of the Board, and (3) the aggregate board compensation (reflecting the “total cost of governance”) is reasonably positioned as compared to the Company’s peer group members. The basic non-employee director compensation elements remain unchanged from 2017.

Deferred Compensation Plan for Non-Employee Directors

Our Non-Employee Director Deferred Compensation Plan authorizes our non-employee directors to defer all or a portion of their annual cash and/or stock compensation, effective with respect to deferrals of compensation during the calendar year. Participation in the plan is voluntary and at the election of each individual director. Amounts deferred under the plan (whether cash or equity–based) are payable in the form of deferred stock units and are generally settled within thirty days of the director’s termination of service, but in no event later than the fifth anniversary of such termination date. The plan is an unfunded and unsecured liability of CEIX and any benefits paid to our non-employee directors will be paid from CEIX’s general assets.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to align the interest of our non-employee directors with those of our stockholders. The guidelines require each of our non-employee directors to hold CEIX common stock with a value equal to five times their annual cash retainer based on the closing price of our common stock on a particular date, or five times the director’s annual cash retainer divided by $20.00. Each director is required to meet the guidelines on or before the fifth anniversary of becoming a Board member. Shares counted towards the guidelines include: shares owned outright by the director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the director or his or her immediate family members residing in the same household; vested shares of restricted stock; vested deferred stock units, restricted stock units or performance share units that may only be settled in shares; and unvested shares of restricted stock, deferred stock units, restricted stock units or performance share units, in each case whose vesting is time-based rather than performance-based. As of the date of this Proxy Statement, each of Mr. Powell, Mr. Mills and Mr. Platt are in compliance with our stock ownership guidelines.

- 2023 Proxy Statement	27

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of CEIX’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for CEIX for the fiscal year ended December 31, 2023. The Board now recommends that CEIX’s stockholders ratify this appointment.

Neither CEIX’s governing documents nor the law require stockholder ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CEIX and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

28	- 2023 Proxy Statement

AUDIT COMMITTEE AND AUDIT FEES

Audit Committee Report

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP (“E&Y”), CEIX’s independent registered public accounting firm, the audited financial statements of CEIX for the fiscal year ended December 31, 2022 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with E&Y the matters required to be discussed under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 1301—Communications with Audit Committees) and the SEC relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accounting firm’s activities or access to requested information and any significant disagreements with management.

The Audit Committee also has received the written disclosures and letter from E&Y regarding E&Y’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm that firm’s independence from CEIX and its subsidiaries.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in CEIX’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Dated: March 8, 2023:

Members of the Audit Committee:

John T. Mills, Chair William P. Powell Edwin S. Roberson

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CEIX under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that CEIX specifically incorporates the Audit Committee Report by reference therein.

- 2023 Proxy Statement	29

AUDIT COMMITTEE AND AUDIT FEES | Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The following table presents fees billed for professional audit services rendered by E&Y in connection with its audits of CEIX’s annual financial statements for the years ended December 31, 2022 and 2021 and fees for other services rendered by E&Y during those periods.

	2022 (E&Y Fees)	2021 (E&Y Fees)

Audit Fees	$1,880,000	$1,725,000

Audit-Related Fees	$45,000	$—

Tax Fees	$—	$—

All Other Fees	$7,200	$7,200

Total	$1,932,200	$1,732,200

As used in the table above, the following terms have the meanings set forth below.

Audit Fees

The fees for professional services rendered in connection with the audit of CEIX’s annual financial statements, for the review of the financial statements included in CEIX’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The fees for professional services rendered in 2022 in connection with the audit of CEIX’s Department of Energy Grants. There were no audit-related professional services in 2021.

Tax Fees

There were no professional services for tax-related work in 2022 or 2021.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees were for publications and online subscriptions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee, or the Chair of the Audit Committee, must preapprove all audit and non-audit services provided to CEIX by its independent registered public accounting firm. The Audit Committee must consider whether such services are consistent with SEC rules on auditor independence. All of the services performed by E&Y in 2022 were pre-approved by the Audit Committee.

30	- 2023 Proxy Statement

PROPOSAL NO. 3 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), CEIX is required to provide its stockholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executive officers. Accordingly, we ask our stockholders to vote, on an advisory basis, “FOR” the compensation paid to our named executive officers in 2022 as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to CEIX’s named executive officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis” compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term stockholder value;

•	includes long-term compensation, some of which is delivered in equity which encourages our named executive officers to act as owners of CEIX;

•	is tied to overall corporate performance and financial and operational goals (annual and long-term) such that our executives are paid for performance;

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk-taking; and

•	provides a competitive total pay opportunity.

The Compensation Committee reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Compensation Discussion and Analysis” beginning on page 36, and the tabular compensation disclosures and accompanying narrative discussion beginning on page 56. The Compensation Discussion and Analysis discusses our executive compensation philosophy, programs and objectives, while the tabular compensation disclosures and accompanying narrative discussion provide detailed information on the compensation of our named executive officers.

We are asking our stockholders to indicate their support for the compensation paid to our named executive officers in 2022 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our stockholders the opportunity to express their views on the compensation paid to our named executive officers in 2022. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers, and the philosophy, policies and practices described in this Proxy Statement.

As an advisory vote, your vote will not be binding on CEIX, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which are responsible for designing and administering CEIX’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers in 2022, we will consider our stockholders’ concerns, if any, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

After our stockholders voted in 2018, on an advisory basis, on the frequency of this advisory vote on compensation, the Company elected to hold future advisory votes on compensation on an annual basis until the next stockholder advisory vote on frequency, which we expect will be conducted at our annual meeting of stockholders in 2024.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN 2022, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

- 2023 Proxy Statement	31

EXECUTIVE OFFICERS

CEIX’s executive officers are listed below. Each officer is appointed by the Board and holds office for the term set forth in the officer’s written employment agreement or until the officer’s successor has been elected and qualified, or until such officer’s earlier death, resignation or removal.

Name	Age	Executive Since	Position
James A. Brock	66	2017	Chief Executive Officer
Mitesh B. Thakkar	44	2020	President and Chief Financial Officer
John M. Rothka	45	2017	Chief Accounting Officer and Controller
Kurt R. Salvatori	53	2017	Chief Administrative Officer
Martha A. Wiegand	52	2017	General Counsel and Secretary

James A. Brock

James A. Brock has served as our Chief Executive Officer since June 2017, previously served as our President from December 2017 to January 2023, and he has been a member of our Board since November 28, 2017. He currently serves as a member of our Board’s Health, Safety and Environmental Committee. Mr. Brock previously served as the Chief Operating Officer-Coal of CNX Resources Corporation (“CNX”), CEIX’s former parent, from December 10, 2010 until November 28, 2017, when CEIX separated from CNX. Since May of 2015, Mr. Brock also served as Chief Executive Officer and Chairman of the board of directors of the general partner of PA Mining Complex LP (“PAMC LP”) (formerly known as CONSOL Coal Resources LP) during such time as PAMC LP was a publicly-traded master limited partnership and he continues to serve in such roles now that PAMC LP is a wholly-owned subsidiary of the Company. Previously, he served as Senior Vice President-Northern Appalachia-West Virginia Operations of CNX from 2007 to 2010, and as Vice President-Operations of CNX from 2006 to 2007. Mr. Brock began his career with CNX in 1979 at the Matthews Mine and since then has served at various locations in many positions including Section Foreman, Mine Longwall Coordinator, General Mine Foreman and Superintendent. Mr. Brock’s achievements in mining were recognized with him being named 2010 Coal Safety Leader of the Year in West Virginia and his induction into the West Virginia Coal Hall of Fame in 2016. Mr. Brock also currently serves as the Treasurer of the Pennsylvania Coal Alliance board of directors, as a member of the boards of directors of the National Coal Council and the American Coalition for Clean Coal Electricity and as an executive committee member and board of directors of the National Mining Association. Mr. Brock also serves on the board of directors of West Virginia Coal Association.

32	- 2023 Proxy Statement

EXECUTIVE OFFICERS

Mitesh B. Thakkar

Mr. Thakkar has served as our President since January 19, 2023 and as our Chief Financial Officer since June 2020. He previously served as our interim Chief Financial Officer from January 2020 until his appointment as Chief Financial Officer in June 2020. Mr. Thakkar also served as the interim Chief Financial Officer of PA Mining Complex GP LLC (“PAMC GP”) (formerly known as CONSOL Coal Resources GP LLC), the general partner of PA Mining Complex LP (formerly known as CONSOL Coal Resources LP), from January 2020 to June 2020 and as the Chief Financial Officer of PAMC GP since June 2020, a role he continues to hold following the Company’s consummation of the merger transaction with CONSOL Coal Resources LP (the “CCR Merger”). Mr. Thakkar has also served as Director of Finance and Investor Relations of CEIX from November 2017 until June 2020 and as Director of Finance and Investor Relations of CONSOL Coal Resources LP from May 2015 until June 2020. He previously served in various roles in the equity research department of FBR Capital Markets Corporation (now part of B. Riley FBR, Inc.) from May 2007 through May 2015 where he provided equity research coverage for companies in the metals and mining sector starting as an intern and moving up to VP, Research Analyst from July 2011 to May 2015. Prior to his work at FBR, he served in various roles at Reliance Engineering Associates Pvt. Ltd. from September 2002 through June 2006 where he managed project planning and controls for various petrochemical and telecom-related projects. Mr. Thakkar holds a Bachelor of Engineering (Mechanical) degree from the Maharaja Sayajirao University of Baroda and a Master in Business Administration degree from Texas A&M University.

John M. Rothka

Mr. Rothka has served as our Chief Accounting Officer and Controller since November 2017. Mr. Rothka has also served as the Chief Accounting Officer of PAMC GP, a position he has held since August 2017 and a role he continues to hold following the consummation of the CCR Merger. Prior to his appointment as the Chief Accounting Officer of PAMC GP and beginning in July 2015, Mr. Rothka served as the Controller of the general partner. Mr. Rothka joined the Accounting Department of CNX in September 2005, where he served in positions of increasing responsibility, and was promoted to Senior Manager in February 2012, a position he served in until July 2015. Prior to joining CNX, Mr. Rothka began his professional career at the accounting firm of Aronson LLC, where he served from September 1999 to November 2002, before joining Deloitte from November 2002 to September 2005, where he held several positions of increasing responsibility in the audit and assurance groups. Mr. Rothka holds a Bachelor of Arts (Accounting) degree from Washington and Jefferson College and is also a certified public accountant.

- 2023 Proxy Statement	33

EXECUTIVE OFFICERS

Kurt R. Salvatori

Mr. Salvatori has served as our Chief Administrative Officer since July 2017. Mr. Salvatori has also served as Vice President-Administration of CONSOL Pennsylvania Coal Company since January 2017. Previously, Mr. Salvatori served as Vice President-Shared Services for CNX from July 2016 to December 2016, and prior to that as Vice President-Human Resources for CNX from September 2011 to June 2016. Mr. Salvatori also served as a member of the Board of Directors of PAMC GP from November 2017 to December 2020. Mr. Salvatori joined CNX in April 1992 and held numerous positions at CNX and CNX Gas Corporation, including Director of Human Resources from April 2006 to September 2011, Manager of Human Resources from January 2005 to April 2006, and Supervisor of Retirement and Investment Plans from April 2002 to January 2005. Active in non-profit organizations, Mr. Salvatori currently serves as a trustee of the Washington County Community Foundation and was previously a trustee of the Washington County Community Foundation from 2010 through June 2019 and was re-elected as a trustee in 2020. He has also served as a trustee of the Monongahela Health System since 2014. Mr. Salvatori has also served as chairman of the CONSOL Energy Political Action Committee (PAC) since 2017. In 2019, Mr. Salvatori became a trustee of the newly founded CONSOL Cares Foundation.

Martha A. Wiegand

Ms. Wiegand has served as our General Counsel and Secretary since July 2017. Ms. Wiegand has also served as General Counsel and Secretary of PAMC GP since March 2015, and as a member of the Board of Directors of PAMC GP since January 2, 2020, roles which she continues to hold following the consummation of the CCR Merger. Ms. Wiegand joined the legal department of CNX in December 2008 as Senior Counsel and was promoted to Associate General Counsel of CNX effective in 2012, where she was responsible for a variety of legal matters, including coal and natural gas marketing and transportation, labor and employment, financing arrangements and certain corporate transactions. Prior to joining CNX, Ms. Wiegand worked for approximately 10 years for several large Pittsburgh-based law firms, where she handled financing and corporate transactions for clients in the banking and energy industries, among others. She graduated from Cornell University with an A.B in Economics as a Cornell National Scholar. She graduated cum laude from Duquesne University School of Law in 2000. She is licensed to practice law in Pennsylvania and is a member of the American Bar Association, the Pennsylvania Bar Association and the Energy & Mineral Law Foundation. Ms. Wiegand has also served on the America’s Power Policy and Strategy Committee since 2018, including as vice chair from 2020 to 2022 and chair in 2023, and on the Board of Trustees of the Energy & Mineral Law Foundation since 2019 and on the board of the Quaker Valley Hockey Association since 2022. She also served on the Committee of Unsecured Creditors in the Westmoreland Coal Company bankruptcy.

34	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis –

Named Executive Officers

James A. Brock
Chief Executive Officer and President
-	Mitesh B. Thakkar
Chief Financial Officer
Martha A. Wiegand
General Counsel and Secretary
Kurt R. Salvatori
Chief Administrative Officer
John M. Rothka
Chief Accounting Officer and Controller

- 2023 Proxy Statement	35

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Compensation Discussion and Analysis

As one of the major producers of high-Btu bituminous thermal and crossover metallurgical coal in the United States and a producer of low-vol metallurgical coal at the new Itmann mine and preparation plant, we operate with a pay-for-performance philosophy in a challenging, highly competitive and rapidly evolving environment. This Compensation Discussion and Analysis (“CD&A”) discusses the compensation decisions made for the fiscal year 2022 with respect to our named executive officers (“NEOs”) listed below.

Our Named Executive Officers (NEOs)

Name	Title

James A. Brock	Chief Executive Officer and President

Mitesh B. Thakkar	Chief Financial Officer

Martha A. Wiegand	General Counsel and Secretary

Kurt R. Salvatori	Chief Administrative Officer

John M. Rothka	Chief Accounting Officer and Controller

Letter from Compensation Committee

Dear Fellow Stockholder:

The Compensation Committee faced an unprecedented challenge in 2022 – responding to an unexpected failed say-on-pay advisory vote at the 2022 annual meeting of stockholders. After four consecutive years of say-on-pay advisory votes averaging 92.4% support for the compensation of our NEOs, you expressed your disapproval when over 50% of the votes cast at the 2022 annual meeting of stockholders voted against the 2021 compensation paid to our NEOs.

The Compensation Committee and the entire Board take the outcome of this vote seriously and have been highly focused on understanding and responding to our stockholders’ feedback reflected in this vote. Through our engagement efforts, the Compensation Committee has reached out to over 60% of our institutional stockholders to elicit and consider a full range of stockholders’ perspectives related to our executive compensation program, program design elements and specific actions to inform our appropriate response to last year’s say-on-pay vote.

In the “Say-on-Pay Stockholder Engagement” section that follows, we will present more specific information regarding our recent engagement with stockholders and the actions we have taken and are taking in response to what we heard from you. We appreciate the interaction and feedback from our stockholders. Know that we have heard you and are implementing changes to our compensation policies and practices in response to your feedback as described below.

We are honored to have the opportunity to represent you on the Compensation Committee and on the Board of Directors, and we appreciate your feedback and the trust you have placed in us.

Sincerely,

Joseph P. Platt, Chair John T. Mills William P. Powell

36	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Say-on-Pay Stockholder Engagement

We provide our stockholders with an annual advisory say-on-pay vote regarding the compensation of our NEOs. While this vote is non-binding, the Compensation Committee is committed to hearing and implementing stockholder feedback. We have historically received strong support from our stockholders regarding our executive compensation programs. Our annual say-on-pay votes averaged 92.4% in favor of our executive compensation program during the first four years following our separation from our former parent in November 2017 (the “separation”). Additionally, during this period our say-on-pay proposals enjoyed the support of proxy advisory firms.

However, at the 2022 annual meeting, our say-on-pay proposal received lower than normal support from our stockholders. In response, after the vote last year, we conducted a broad outreach to stockholders representing more than 60% of our outstanding shares and engaged with stockholders representing 52% of our outstanding shares, of which 39% we held meetings with while the other 13% indicated no meeting was necessary because they were supportive of our compensation practices. Our Board Chair, Compensation Committee Chair, and other Company representatives participated in each of these engagements.

During this engagement with stockholders and in last year’s proxy advisory firm reports, we heard a few general themes that, collectively, led to the failed say-on-pay vote at the 2022 annual meeting of stockholders. We heard your thoughts, and we have made adjustments for our next compensation cycle beginning in 2023.

We heard the dissatisfaction with the decision to amend our Chief Executive Officer’s employment agreement to give him the opportunity to earn annual cash-based retention payments in 2022, 2023 and 2024 based on continued service in 2021 and 2022 without an accompanying performance condition. In response, we modified our CEO’s employment agreement to stipulate his remaining retention payment is conditioned on satisfying a 2023 performance measure. In January 2023, the Compensation Committee amended Mr. Brock’s employment agreement to include performance metrics and goals for the 2023 retention payment, as described below. In addition, the Compensation Committee expects that any extraordinary one-time payment or grant made to an executive (including the Chief Executive Officer) in the future to support a critical strategic priority will be contingent on the achievement of one or more predetermined performance metrics.

In early 2021, when our stock price was in single digits, we altered the structure of our long-term incentive plan awards to provide for cash settlement in response to stockholder feedback expressing concern with dilution from equity-based awards. In our recent engagements, some stockholders expressed a preference that we add back an equity-based component to our long-term incentive awards since our common stock value has significantly increased. In response to this change in stockholder preference, we are moving back to a mix of cash and stock-based settlement for our performance-based long-term incentive awards starting in 2023.

Also, some stockholders requested more detail and clarity around some elements of our executive compensation (particularly with respect to our change in 2022 to make quarterly payments of amounts earned under our short-term incentive compensation plans). Accordingly, we have re-designed our disclosure in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Finally, we received feedback regarding our use of duplicative performance measures, specifically the ICP Free Cash Flow metric, in our short- and long-term incentive plans. In response, for 2023, the Compensation Committee removed ICP Free Cash Flow from the 2023 short-term incentive plan.

The following table summarizes the material concerns expressed by our stockholders and the actions the Compensation Committee has taken in response.

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EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

WHAT WE HEARD	WHAT WE DID

Dissatisfaction with the lack of predetermined performance metrics in the one-time grant of the cash-based retention award to Mr. Brock, paid in 2022 and 2023 and to be paid in early 2024 provided his continued service as our Chief Executive Officer, to retain his continued services as our Chief Executive Officer in 2021, 2022 and 2023

•  In 2022, the Compensation Committee committed to working with our CEO Mr. Brock to include at least one predetermined performance factor in the retention payment to our Chief Executive Officer to be paid in 2024.

•  In 2023, the Compensation Committee amended Mr. Brock’s employment agreement to add a performance component.

•  Specifically, 50% of the 2023 retention payment will be made only if there is no principal and interest outstanding on the Company’s 11.00% Senior Secured Second Lien Notes as of December 31, 2023, and the remaining 50% will be made only if there is no principal and interest outstanding on the Company’s Term Loan B Facility as of December 31, 2023.

•  The Compensation Committee also expects that any future extraordinary one-time payment or grant made to an executive to support a critical strategic priority will be contingent on the achievement of one or more predetermined performance metrics to align the executive’s interest with stockholders’ interests.

Concern with cash-based settlement of our 2021 Long-Term Incentive Compensation plan awards	• For 2023, the Compensation Committee used a blend of cash and equity-settled grants under our 2023 long-term incentive compensation plan.

Request for clearer disclosure regarding certain executive compensation awards (particularly with respect to quarterly payments of short-term incentive awards)	• We have re-designed our disclosure in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Concern with the use of duplicative performance measures (i.e., ICP Free Cash Flow) in both short-term and long-term incentive plans

•  For 2023, the Compensation Committee removed ICP Free Cash Flow as a performance measure under the short-term incentive plan and replaced it with several new measures that closely align with the operational level annual business plan.

38	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Executive Summary

Compensation Philosophy and Overview

•

Design competitive pay programs to reward executives based on the Company’s achievement of pre-established financial and operational goals, mitigate material risks, and align executives’ interests with stockholders’ interests via equity-based and cash-based long-term incentive awards;

•	Establish pay levels commensurate with performance and the need to retain high-quality talent, as well as to preserve internal equity among new NEOs;

•

Consider many factors, including retention of our top talent, the advice of our Compensation Committee’s independent compensation consultant, internal pay equity among executives, input from stockholders, and the alignment of total pay opportunity and pay outcomes with performance and external competitive market data relating to our peer group and general industry.

Select 2022 Financial and Business Highlights

•

Strong 2022 financial and operating results: GAAP net income of $467.0 million; Adjusted EBITDA of $806.7 million*; net cash provided by operating activities of $651.0 million; free cash flow of $501.0 million*;

•	Strengthened the CEIX balance sheet by making net payments toward debt of approximately $292.3 million;

•	Strong Exceeded the pre-established target performance metrics for our 2022 STIC and the first tranche of our 2022 LTIC awards.

Summary of Key Compensation Considerations and Decisions in 2022

During 2022, the Compensation Committee engaged in important decisions and considerations with respect to executive compensation. When making its compensation decisions, the Compensation Committee considered that CEIX is in a unique industry where stock price and financial results are sometimes disconnected. For example, although the CEIX stock price declined steeply in 2020 and into 2021, CEIX (led by its management team) generated strong operational and financial performance, including through extreme economic conditions in 2020 caused by the COVID-19 pandemic, continued to generate significant free cash flow*, and significantly reduced its indebtedness in 2020, 2021 and 2022. The Compensation Committee also evaluated and addressed feedback from investors, making changes to our executive compensation program, as well as the disclosure in this CD&A, as described in greater detail in the section titled “Say on Pay Stockholder Engagement” above.

This section highlights key aspects of our 2022 compensation considerations and decisions made by the Compensation Committee based on these factors and after consultation with its independent compensation consultant:

•	The Compensation Committee discontinued the use of cash-based Market Share Units.

•	The Compensation Committee returned to using a mix of performance-based and time-based restricted stock units in the long-term incentive compensation program.

•	The Compensation Committee utilized two new performance measures in the 2022 compensation design, both focused on environmental stewardship.

•	The Compensation Committee increased base salaries for certain of our NEOs with a view towards internal pay equity and NEO retention.

Pay for Performance Emphasis

Our executive compensation program is focused on pay-for-performance. As a result, we link a significant portion of each NEO’s total compensation to the achievement of specified performance goals that we believe indicate both short- and long-term financial performance. The charts below illustrate how the majority of compensation that may be earned by our NEOs is tied to achievement of performance goals and/or fluctuates with the underlying value of our common stock (restricted stock units).

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EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

CEO 15.4% Base; 23.0% STIC; 61.6% LTIC	Other NEOs 34.3% Base; 19.3% STIC; 46.4% LTIC

CEIX Executive Compensation Philosophy

Our commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by our Compensation Committee and our Board. Our compensation philosophy is designed to attract and retain key talent necessary for us to compete, promote a pay-for-performance culture, incentivize our NEOs to achieve desired financial and operating results, and create a balanced compensation program that aligns risk-taking with the sustainability and long-term financial health of our Company.

Our philosophy is founded on the following guiding principles:

•	Compensation targets and the mix of pay based on market practices

•	Actual compensation should align with results against performance objectives

•	Compensation should enable us to attract and retain top talent and reflect the value of the job in the marketplace

•	Incentives should promote pay for performance by resulting in above-median pay when performance exceeds Company and peer expectations and below-median pay when performance lags behind these indicators

•	Compensation should be aligned with the long-term interests of our stockholders

•	Compensation practices and policies should not encourage unreasonable risk-taking

•	Compensation programs should align with our corporate values

Our compensation philosophy also reflects our commitment to enhancing management retention and leadership stability in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions, described on pages 49-53, relating to our long-term compensation programs, and designing a specific retention structure for our CEO through amendments to his employment agreement.

CEIX Executive Compensation Practices

Our compensation programs, practices, and policies are reviewed and re-evaluated regularly and are subject to change from time to time in line with market best practices. Listed below are some of our more significant practices and policies that were in effect during fiscal year 2022, which are designed to drive performance and to align our executives’ interests with those of our stockholders.

40	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

What We Do and What We Don’t Do.

- 2023 Proxy Statement	41

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

2022 Compensation Policies.

As noted above, we maintain the following compensation policies to provide accountability to our Company and our stockholders.

42	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Compensation Process: Roles and Responsibilities

Our Compensation Committee has a number of processes and collects information from a variety of sources to assist it in ensuring our executive compensation programs are in line with our compensation philosophy and achieving our objectives. As described in greater detail below, the Compensation Committee, our management team, and an independent compensation consultant are all engaged in these processes.

Our Management Team

Our Compensation Committee may request that the CEO be present at committee meetings where compensation and corporate performance are discussed and evaluated. The CEO is encouraged to provide insight, suggestions or recommendations regarding executive compensation when present during these meetings or at other times. However, the Compensation Committee and the Board make all final decisions regarding executive compensation.

CEIX Compensation Consultant

Our Compensation Committee retained Mercer as an independent compensation consultant directly, although in carrying out its assignments, Mercer also interacts with CEIX management when necessary and appropriate.

Specifically, the Chief Administrative Officer, responsible for Human Resources matters, including executive compensation, interacts with the consultant to provide compensation data, best practices data, and executive compensation trends. In addition, Mercer may, in its discretion, seek input and feedback from executives regarding its consulting work product prior to the presentation to the Compensation Committee to ensure alignment with CEIX’s business strategy, to determine if additional data may need to be gathered, or to identify other issues, if any, prior to the presentation to the Compensation Committee.

Annually, the Compensation Committee reviews with management the independence of any compensation consultant it retains. In January 2023, the Compensation Committee conducted an independence review of Mercer by analyzing the factors mandated by the listing standards of the New York Stock Exchange and concluded that there were no conflicts of interest arising from Mercer’s work. In 2022, CEIX paid Mercer $88,981 in connection with its work providing executive compensation consulting to the Compensation Committee.

Besides Mercer’s involvement with the Compensation Committee, it and its affiliates also provide other nonexecutive compensation services to us. Neither the Board nor the Compensation Committee reviewed or approved these other services, as these other services were approved by management in the ordinary course of business. The total amount paid for these other services provided in 2022 was $4,971,848, consisting of $2,483,946 paid to Mercer for health and wealth consulting services and $2,487,902 paid to Mercer’s sister company, Marsh, for property/casualty insurance consulting and brokerage services. The Compensation Committee determined that these other services provided did not raise any conflicts of interest.

Peer Group Data

The Compensation Committee selected the following 12 publicly-traded companies (the “Peer Group”) based on the recommendation of Mercer, which includes companies in the coal and energy industry similar in revenue size to CEIX and with industry and business characteristics comparable to CEIX in terms of revenue and market cap and with whom we compete for talent. The Compensation Committee does not target a particular percentile within the Peer Group in setting an NEO’s compensation but uses the Peer Group compensation data as one of several reference points in determining the form and amount of compensation. The Compensation Committee also uses general industry competitive market data to evaluate our NEO total compensation packages.

Alliance Resources Partners, L.P. Arch Resources, Inc. Alpha Metallurgical Resources, Inc. Cleveland-Cliffs Inc. Compass Minerals International, Inc. Hallador Energy Company	Louisiana-Pacific Corporation NACCO Industries, Inc. Natural Resources Partners L.P. Peabody Energy Corporation SunCoke Energy, Inc. Warrior Met Coal, Inc.

Compensation Committee

As noted above, in making its determinations with respect to executive compensation, the committee is supported by CEIX’s management team (including the CEO, Chief Administrative Officer, and General Counsel) and Mercer, the committee’s independent compensation consultant. The committee also periodically reviews matters such as succession planning and business environment when making compensation decisions.

Decision Making Process

While the Compensation Committee meets with the CEO to discuss his own compensation package, ultimately, decisions regarding the CEO’s compensation are recommended by the Compensation Committee and approved by the Board in executive session without the CEO or any other executive officer present, solely based upon the Compensation Committee’s deliberations. Decisions regarding other NEOs who report directly to the CEO are also made by the Compensation Committee (or by the Board, in the case of equity grants, absent a delegation to the committee or CEO) after considering recommendations from the CEO, the Chief Administrative Officer and Mercer.

Establishment of Performance Measures

At the beginning of each year, our Compensation Committee establishes the Company-wide and any other performance measures on which our NEO’s short- and long-term incentive compensation is largely based. These measures are intended to reflect targets that encourage performance and align executive and stockholder interests.

Assessment of Company Performance

At the end of the performance period, the Compensation Committee reviews and certifies achievement of previously determined performance measures and considers whether any adjustments to the performance criteria and/or calculations are appropriate.

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EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

2022 Elements of Total Compensation

In 2022, our NEOs were compensated through the following key elements of compensation.

Compensation Element	Description	Purpose

Base Salary	Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skillset, and market value	Provide a base level of compensation that corresponds to position and responsibilities Attract, retain, reward and motivate qualified and experienced executives

Retention Bonus (CEO Only)	At-risk compensation earned by executive based on continued service and, for 2023, the achievement of set performance goals	Promote stability among leadership and succession planning and continued reduction in company debt

2022 Short-Term Incentive Compensation (“STIC”)	At-risk compensation earned based on the achievement of identified financial and operational performance goals. 80% of each NEO’s award is tied to company-wide performance and the remaining 20% is tied to individualized goals.	Incentivize executives to achieve annual goals that ultimately contribute to long-term company growth and stockholder returns

2022 Long-Term Incentive Compensation (“LTIC”)

At-risk compensation in the form of restricted stock units whose value fluctuates according to stockholder value

50% of the award vests based on continued service, with settlement in shares of CEIX stock

50% of the award vests based on achievement of pre-established performance goals, with settlement in cash

Incentivize executives to achieve goals that drive company performance over the long-term

Align executive and stockholder interests

Reward continuous service with the company to encourage executive retention

Severance and Change in Control Protections	Cash severance, including post-termination benefits	Provide market-competitive, post-employment compensation Allow executives to focus on generating stockholder value if faced with a significant strategic event

Other Benefits	Broad-based benefit plans provided to our employees (e.g., medical insurance), a qualified 401(k) retirement plan, and other personal benefits where appropriate	Provide a total compensation package that is market-competitive and provides retirement income security

44	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Detailed Review of 2022 Compensation Components

The following discussion outlines the targeted 2022 executive compensation program and what we paid our NEOs in 2022.

Base Salaries.

In January 2022, Mercer presented to the Compensation Committee its review of the compensation of our NEOs. Based on this review, the Compensation Committee determined to increase the base salaries for Mr. Thakkar, Mr. Salvatori, Ms. Wiegand and Mr. Rothka, as described below, to align their base salaries with appropriate comparable levels of peer companies or comparable positions with other similar companies and also to adjust for internal pay equity considerations. The Compensation Committee determined not to increase Mr. Brock’s base salary without any opposition from Mr. Brock.

Name	2021 Base Salary	2022 Base Salary

Mr. Brock	$1,000,000	$1,000,000

Mr. Thakkar	$400,000	$485,000

Ms. Wiegand	$425,000	$450,000

Mr. Salvatori	$335,000	$368,500

Mr. Rothka	$220,000	$230,000

2022 Short-Term Incentive Compensation (STIC).

The STIC is an annual incentive bonus program designed to align our executive officers’ goals with our performance targets for the current year and to encourage meaningful contributions to our future financial performance. Under the STIC, target bonus amounts, expressed as a percentage of base salary, are established for participants at the beginning of each year. Funding of the STIC bonus amounts is determined based on attainment of predetermined financial performance measures (weighted at 80%) along with an assessment of each participant’s individual performance (weighted at 20%).

For 2022 to emphasize retention of our key executives as well as other employees, the Compensation Committee approved interim quarterly goals and payouts for the financial performance measures but not for individual performance. At the end of each of the first, second, and third quarter, the Compensation Committee approves achievement against the quarterly financial performance measure goals. Following the end of the fiscal year, the Compensation Committee reviews and certifies achievement against annual financial performance goals and determines individual performance results. After determining the annual payout amount based on both financial and individual performance, the Compensation Committee approves the payment of any additional amounts owed under the STIC in excess of amounts already received in the first, second, or third quarter.

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EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Bonus Targets.

Bonus targets are established based on job responsibilities and comparable market data. For the 2022 STIC award with a performance period beginning January 1, 2022 and ending December 31, 2022, our Compensation Committee established the following bonus targets:

Name	2022 Target Bonus Opportunity

Mr. Brock	150% of base salary

Mr. Thakkar	60% of base salary

Ms. Wiegand	60% of base salary

Mr. Salvatori	60% of base salary

Mr. Rothka	35% of base salary

Company-Wide Performance Measures.

The company-wide portion of 2022 STIC awards were based 35% on Average Cash Cost of Coal Sold per Ton*, 35% on Incentive Compensation Plan (ICP) Free Cash Flow*, and 10% on Permit Effluent Exceedances. For 2022, the Compensation Committee incorporated Permit Effluent Exceedances into the STIC to focus management on the protection and preservation of our Social License to Operate in the communities where we operate and our employees live. The Compensation Committee believes achievement of these performance measures will drive our business and, in turn, lead to increased stockholder value.

Performance Measure	What it Measures	What it Does

Average Cash Cost of Coal Sold per Ton* (weighted at 35%)	Cost of coal sold; less depreciation, depletion and amortization costs related to the Pennsylvania Mining Operation assets; divided by the total tons of coal sold from the Pennsylvania Mining Operation assets. These costs exclude any indirect costs, such as general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets, and other costs not directly attributable to the production of coal.	✓ Focuses executives on the effective management of our controllable costs

ICP Free Cash Flow* (weighted at 35%)	Adjusted EBITDA; less capital expenditures; less interest expense; plus proceeds of non-EBITDA producing asset sales; less the financial accounting impact of non-EBITDA producing asset sales.	✓ Rewards executives for the overall financial performance of the Company

Permit Effluent Exceedances (weighted at 10%)	Number of instances of non-compliance with water discharge quality limitations prescribed by the Company’s National Pollution Discharge Elimination System permit requirements.	✓ Promote and protect our Social License to Operate

46	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

The Compensation Committee reviewed and certified achievement of these annual company-wide performance measures based on threshold, target and maximum payouts, as follows:

Performance Measure	Annual Threshold (50%)	Annual Target (100%)	Annual Maximum (200%)	Annual Actual Performance

Average Cash Cost of Coal Sold per Ton	$30.71	$29.71	$28.71	$34.56

ICP Free Cash Flow	$186.6M	$257.3M	$287.5M	$585.2M

Permit Effluent Exceedances	18	15	12	8

In January 2023, the Compensation Committee evaluated the Company’s actual performance against the 2022 STIC pre-established annual performance goals and approved a formulaic payout percentage of 90% with respect to these annual company-wide performance goals.

For interim quarterly payments in each of the first three quarters, the sub-goals were as follows:

Performance Measure	1st Qtr. Threshold (50%)	1st Qtr. Target (100%)	1st Qtr. Maximum (200%)	1st Qtr. Actual Performance

Average Cash Cost of Coal Sold per Ton	$29.61	$28.62	$27.61	$29.91

ICP Free Cash Flow	$56.7M	$76.9M	$85.5M	$118.5M

Permit Effluent Exceedances	4.5	3.75	3	1

Performance Measure	2nd Qtr. Threshold (50%)	2nd Qtr. Target (100%)	2nd Qtr. Maximum (200%)	2nd Qtr. Actual Performance

Average Cash Cost of Coal Sold per Ton	$31.00	$29.99	$29.00	$34.81

ICP Free Cash Flow	$33.1M	$49.3M	$56.2M	$164.4M

Permit Effluent Exceedances	4.5	3.75	3	3

Performance Measure	3rd Qtr. Threshold (50%)	3rd Qtr. Target (100%)	3rd Qtr. Maximum (200%)	3rd Qtr. Actual Performance

Average Cash Cost of Coal Sold per Ton	$31.54	$30.54	$29.54	$39.77

ICP Free Cash Flow	$34.0M	$50.7M	$57.9M	$112.0M

Permit Effluent Exceedances	4.5	3.75	3	3

Individual Performance Measure

STIC awards also were subject to modification influenced by each NEO’s contribution based on his or her individual performance (weighted at 20%) as determined by our CEO (or for our CEO, the Compensation Committee) and approved by our Compensation Committee.

•

James A. Brock. As our Chief Executive Officer and President during 2022, Mr. Brock continued to lead the Company. Under his leadership CEIX posted record financial results, such as generating record free cash flow of $501 million*. With these proceeds the Company was able to further fortify its balance sheet by significantly reducing its long-term debt by $292 million, while at the same time instituting a shareholder return program in the form of adding a dividend and enhancing the stock re-purchase program. In addition, from the standpoint of positioning the company for future long-term success, Mr. Brock oversaw the addition of a fifth longwall at our flagship Pennsylvania Mining Complex, continued the effort to diversify the Company’s revenue stream by commissioning our new Itmann Mine and preparation plant which will produce high-quality low-vol metallurgical coal, and on the ESG front, led the adoption of a plan that is designed to reduce our Scope 1 and Scope 2 greenhouse gas emissions to zero by 2040.

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EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

•

Mitesh B. Thakkar. As our Chief Financial Officer, Mr. Thakkar helped lead the company’s financial and capital allocation plans during 2022 to right size the balance sheet and create long term value for our shareholders. Key achievements in 2022 included the successful repayment of the Term Loan A and reduction in other outstanding indebtedness for a total debt reduction of $292 million, ensured a strong liquidity position by refinancing our revolving credit facility and accounts receivable securitization facility, lead the development of new banking relationships that contributed over $100 million in commitments for our revolving credit facility, and helped initiate an enhanced shareholder return program which returned approximately $80 million to investors.

•

Martha A. Wiegand. As our General Counsel and Secretary, Ms. Wiegand served as the top legal adviser to the Company in 2022 and played a key role in counseling CEIX’s board regarding various corporate governance matters and other board-level issues both during and post-pandemic. Throughout 2022, Ms. Wiegand also served as a member of the Company’s Risk Management Committee and oversaw the Company’s legal, land, environmental and sustainability, and internal audit functions. With a focus on ESG and board diversity in 2022, Ms. Wiegand and the CEIX team met with numerous stakeholders and interested parties, including Glass Lewis and ISS to discuss mutual areas of interest. Ms. Wiegand and the legal team continued to provide timely advice to the CEO and the executive management team on critical legal and business matters, with an emphasis on risk mitigation and management. Ms. Wiegand additionally oversaw the review and adoption of a number of Company policies, guidelines and training in the areas of Human Rights, Conflicts Minerals, Ethics and Foreign Corrupt Practices Act consistent with best practices in such areas.

•

Kurt R. Salvatori. As our Chief Administrative Officer, Mr. Salvatori oversees the Company’s human resources, government affairs, information technology, cybersecurity and public relations functions. In 2022, these functions continued to build upon and strengthen CEIX’s business environment through enhanced cyber security efforts, development of the philanthropic partnership with Ronald McDonald House Charities of Pittsburgh and Morgantown and the continuation of the overall management of the Company’s long-term liability portfolio.

•

John M. Rothka. As our Chief Accounting Officer and Controller, Mr. Rothka leads CEIX’s accounting and financial reporting team. In this role, Mr. Rothka reports to the Audit Committee and also manages CEIX’s relationship with its independent accountants. In 2022, Mr. Rothka led several strategic initiatives to modernize CEIX’s digital transformation and corporate structure resulting in overall financial success for CEIX.

2022 STIC Payouts

After determining the company-wide performance measure achievement level and applying the individual performance percentage to each NEO, the Compensation Committee approved the following total STIC payments to our NEOs for the 2022 fiscal year:

Name	2022 STIC Target Aggregate Payout Opportunity	2022 STIC Aggregate Award Payout
Mr. Brock	$1,500,000	$1,905,000
Mr. Thakkar	$291,000	$372,480
Ms. Wiegand	$270,000	$310,500
Mr. Salvatori	$221,100	$278,586
Mr. Rothka	$80,500	$177,905

*As described above, the NEOs received the 2022 STIC payments quarterly. The interim quarterly payments were as follows per quarter for each of the first, second, and third quarters of fiscal year 2022: $337,500 for Mr. Brock, $65,475 for Mr. Thakkar, $60,750 for Ms. Wiegand, $49,748 for Mr. Salvatori, and $18,113 for Mr. Rothka. The remainder of the aggregate award payout is attributable to the fourth quarter, which included the remaining company performance component as well as the 20% individual performance component attributable to the entire year.

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EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Long-Term Incentive Compensation Program (LTIC)

Our LTIC aligns our NEOs’ interests with those of our stockholders by providing the opportunity to earn incentive compensation based on our Company’s long-term success. The Compensation Committee continues to believe that a mix between time-based awards and performance-based awards provides an appropriate balance between incentivizing our executives to continue their employment, which provides greater stability, and ensuring they are focused on long-term financial performance, which directly generates stockholder value.

Moreover, the Compensation Committee favors restricted stock units because the value of these awards is linked to our stock price, providing a significant degree of alignment between our executives’ and stockholders’ interests.

2022 LTIC Award Design

For the 2022 fiscal year, the Compensation Committee determined to discontinue the use of cash-based Market Share Units (MSUs). As described in our proxy statement addressing the 2021 fiscal year, the MSUs were utilized only in 2021 because of the challenges and volatility resulting from the COVID-19 pandemic and the associated demand destruction.

The 2022 LTIC included two types of grants to our NEOs: stock-settled, time-based restricted stock units (RSUs) and cash-settled, performance-based restricted stock units, called Performance-Based Cash Units (PBCUs), granted as follows:

The table below shows the amount of time-based RSUs and PBCUs our Compensation Committee awarded our NEOs in 2022.

Name	Time-Based RSUs	PBCUs
Mr. Brock	73,313	73,313
Mr. Thakkar	13,333	13,333
Ms. Wiegand	13,617	13,617
Mr. Salvatori	8,442	8,442
Mr. Rothka	2,565	2,565

Time-Based RSUs

The time-based RSUs granted in 2022 vest in three, equal installments on February 8 in each of 2023, 2024, and 2025, subject to an executive’s continuous employment through the applicable vesting date. The Compensation Committee believes these time-based RSUs provide an important role in promoting retention of our executive officers.

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EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

PBCUs

The PBCUs vest ratably over a three-year period, subject to the executive’s continuous employment through the applicable vesting date and the Company’s achievement of pre-established performance goals. For purposes of the 2022 LTIC, the Compensation Committee, with input from Company management and the independent compensation consultant, reviewed the design and performance measures used for the LTIC program. After review, the Compensation Committee decided to retain the use of ICP Free Cash Flow* and Net Debt Level*, each weighted at 45% for 2022. The Compensation Committee also decided to add a third performance measure – Scope 1 & 2 Greenhouse Gas (GHG) Reduction (tons emitted) – weighted at 10%. The Compensation Committee incorporated Scope 1 & 2 GHG reduction (tons emitted) into the LTIC to ensure focus on reaching our long-term direct operating GHG emissions reduction goal. After determining performance based on the goals outlined above, the Compensation Committee applies a total shareholder return (TSR) modifier of +/- 20%.

Performance Measure	What it Measures	What it Does
ICP Free Cash Flow per Share* (weighted at 45%)	Adjusted EBITDA; less capital expenditures; less interest expense; plus proceeds of non-EBITDA producing asset sales; less the financial accounting impact of non-EBITDA producing asset sales.	✓ Rewards executives for the overall financial performance of the company
Net Debt Level* (weighted at 45%)	The annual change in debt levels during each year of the applicable performance period, less the actual cash on hand at the end of the applicable performance period.	✓ Encourages prudent risk management by promoting the strengthening of our balance sheet
Scope 1 & 2 GHG Reduction (tons emitted) (weighted at 10%)	The annual change in direct operating GHG emissions.	✓ Focuses on the achievement of stated sustainability goals in the form of GHG emissions reductions
Relative TSR (+/- 20% modifier)	The TSR modifier is determined by measuring the relative TSR of the Company using the 10-day average closing stock price of the Company ending on the last day of the performance period as compared to the TSR for the pmVanEck Vectors (KOL) and S&P Oil and Gas Exploration and Production EFT (XOP) indices.	✓ Adjusts executive LTIC payouts based on the relative return of company stock versus peers in the energy industry

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EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

Payout of 1st Tranche of 2022 PBCUs

The vesting of the PBCUs is calculated annually based on pre-established, weighted goals. Our Compensation Committee designs the targets for our future performance goals to be attainable but reasonably difficult to meet such that future performance must generally exceed current fiscal year performance. The table below summarizes the target performance goals for the first tranche of the 2022 PBCUs as well as the threshold (50% of target) and the maximum (200% of target) goals compared to actual performance.

Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance
ICP Free Cash Flow per Share*	$5.41	$7.46	$8.34	$16.84
Net Debt Level*	$364.9M	$284.0M	$259.6M	$57.2M
Scope 1 & 2 GHG Reduction (tons emitted)	8,164,000	7,756,000	7,347,000	6,148,369
TSR Modifier	25th percentile (-20%)	50th percentile (0%)	75th percentile (+20%)	95th percentile

In January 2023, the Compensation Committee evaluated and certified our achievement against the above-described performance measures and determined that our NEOs earned the following payouts with respect to the first tranche of the 2022 PBCUs at 200% of target performance. The cash payout amount was determined based on $57.83, our closing stock price on January 31, 2023, the date the Compensation Committee certified performance.

Name	Units at Target	Units Earned in 2022	Cash Payout Amount
Mr. Brock	24,438 units	48,876 units	$2,826,499
Mr. Thakkar	4,445 units	8,890 units	$514,109
Ms. Wiegand	4,539 units	9,078 units	$524,981
Mr. Salvatori	2,814 units	5,628 units	$325,467
Mr. Rothka	855 units	1,710 units	$98,889

Payout of Awards Granted in Prior Years

This was the second performance year for the 2021 LTIC program as well as the third and final year for the 2020 LTIC program. The tables below describe the payouts earned by our NEOs with respect to these awards granted in prior years.

Payout of 2nd Tranche of 2021 LTIC Program – PBCUs.

The table below summarizes the target performance goals for the second tranche of the 2022 PBCUs as well as the threshold (50% of target) and the maximum (200% of target) goals compared to actual performance.

Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance
ICP Free Cash Flow per Share*	$5.08	$7.24	$8.92	$22.18
Net Debt Level*	$543.7M	$467.6M	$458.7M	$57.2M

- 2023 Proxy Statement	51

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

In January 2023, the Compensation Committee evaluated and certified our achievement against the above-described performance measures and determined that our NEOs earned the following payouts with respect to the second tranche of the 2021 PBCUs at 200% of target performance. The cash payout amount was determined based on $9.87, the stock price identified at the time of grant.

Name	Units at Target	Units Earned in 2022	Cash Payout Amount
Mr. Brock	59,102 units	118,204 units	$1,166,673
Mr. Thakkar	8,443 units	16,886 units	$166,665
Ms. Wiegand	10,976 units	21,952 units	$216,666
Mr. Salvatori	5,488 units	10,976 units	$108,333
Mr. Rothka	2,111 units	4,222 units	$41,671

Payout of 2nd Tranche of 2021 LTIC Program – Market Share Units (MSUs).

The table below summarizes the target performance goals for the second tranche of the 2022 MSUs as well as the threshold (50% of target) and the maximum (200% of target) goals compared to actual performance.

Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance
Stock Price	$4.50	$9.00	$18.00	$69.82*

+ Represents the average closing stock price of the Company’s common stock for the 15 business days of 2022 immediately preceding the last business day of the year.

In January 2023, the Compensation Committee evaluated and certified our achievement against the above-described performance goals and determined that our NEOs earned the following payouts with respect to the second tranche of the 2021 MSUs at 200% of target performance. The cash payout amount was determined based on $57.83, our closing stock price on January 31, 2023, the date the Compensation Committee certified performance.

Name	Units at Target	Units Earned in 2022	Cash Payout Amount
Mr. Brock	59,101 units	118,202 units	$6,835,622
Mr. Thakkar	8,443 units	16,886 units	$976,517
Ms. Wiegand	10,976 units	21,952 units	$1,269,484
Mr. Salvatori	5,488 units	10,976 units	$634,742
Mr. Rothka	2,111 units	4,222 units	$244,158

Payout of 3rd Tranche of 2020 LTIC Program.

The table below summarizes the target performance goals for the third tranche of the 2020 LTIC program as well as the threshold (50% of target) and the maximum (200% of target) goals compared to actual performance.

Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance
ICP Free Cash Flow per Share*	$10.89	$17.97	$22.73	$32.96
Debt Level*	$618.8M	$573.0M	$522.3M	$348.7M
TSR Modifier	25th percentile (-20%)	50th percentile (0%)	75th percentile (+20%)	98th percentile

52	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

In January 2023, the Compensation Committee evaluated and certified our achievement against the above-described performance measures and determined that our NEOs earned the following payouts with respect to the third tranche of the 2020 LTIC program awards at 200% of target performance. Mr. Brock’s 2020 LTIC award consisted of performance-based units that settled in shares of CEIX common stock. The NEOs other than Mr. Brock received PBCUs with the cash payout determined based on $7.85, the stock price identified at the time of grant.

Name	Units at Target	Units Earned in 2022	Cash Payout Amount or Shares Earned
Mr. Brock	73,949 units	147,898 units	147,898 shares
Mr. Thakkar	1,061 units	2,122 units	$16,658
Ms. Wiegand	6,369 units	12,738 units	$99,993
Mr. Salvatori	2,653 units	5,306 units	$41,652
Mr. Rothka	1,061 units	2,122 units	$16,658

Looking Forward to 2023

Change in Role and Compensation – Mitesh B. Thakkar.

Effective January 19, 2023, Mr. Thakkar was named President, while Mr. Brock retained the Chief Executive Officer title and role. In connection with this transition, Mr. Thakkar’s compensation was revised to align with comparable positions. Specifically, the Compensation Committee increased Mr. Thakkar’s base salary to $600,000 as well as increasing his STIC and LTIC opportunities and his multiplier under his Severance and Change in Control Agreement.

2023 STIC Program.

For the 2023 STIC, our Compensation Committee retained the Permit Effluent Exceedances performance measure weighted at 10% along with the individual score weighted at 20%. However, they also added more specific performance measures to ensure focus on a variety of operational goals, including PAMC production, PAMC unit cash cost, Itmann Mine EBITDA, and Baltimore Terminal EBITDA. Finally, in response to stockholder feedback about duplicative performance measures, they removed ICP Free Cash Flow as a performance measure for the 2023 STIC program.

2023 LTIC Program.

For the 2023 LTIC Program, the Compensation Committee determined to replace the Net Debt performance measure under the performance-based restricted stock units with a revenue generation performance measure that relates to revenue generated outside of sales to coal-fired power plants. This change was intended to focus management on further de-risking the Company by further diversifying its revenues into non-power generation markets for our products. The Compensation Committee also adjusted the settlement design to provide that the performance-based restricted stock units will settle 50% in shares of CEIX common stock and 50% in cash to continue the Compensation Committee’s intent of increasing the equity compensation component.

Other Considerations Important to Our Compensation Program

Severance and Change in Control Benefits for NEOs.

CEIX has severance and double trigger cash severance CIC agreements covering each of our other NEOs, all of which became effective on February 15, 2018 (except for Mr. Thakkar’s current CIC agreement which became effective on November 4, 2020 and was subsequently amended on February 6, 2023). These agreements provide for non-CIC severance exclusively upon a termination of employment absent “cause.” In the case of a CIC scenario, each NEO is only entitled to cash severance if, following or in connection with a CIC, the NEO’s employment is terminated by CEIX absent “cause” or if the NEO resigns due to constructive termination within a specified period. The purpose of these agreements is to ensure that CEIX (a) offers a compensation package that is competitive with that offered by other companies with whom we compete for talent, (b) retains and relies upon the undivided focus of our senior executives immediately prior to, during and following a CIC, and (c) diminishes the inevitable distraction of our NEOs by virtue of personal uncertainties and risks created by the potential job loss following a CIC.

- 2023 Proxy Statement	53

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

In addition to the double trigger severance CIC provisions, all of the agreements include post-termination restrictive covenants relating to confidentiality, non-competition and non-solicitation and also require each NEO to sign an appropriate release of claims. These agreements do not include any gross up feature arising from the excise tax payable on an excess parachute payment.

Retirement Benefit Plans.

We maintain several retirement plans, the purpose of which are to attract and retain employees and to ensure an overall competitive compensation and benefits offering for all of our employees, including our NEOs. The maintenance of these plans also reflects commitments made at the time of our separation from our former parent that required us to assume certain plan liabilities as a result of the separation.

•

Qualified Defined Contribution Plan (“Investment Plan”). We maintain a qualified Investment Plan which operates as a 401(k) savings plan for eligible employees of CEIX and its affiliates, including our NEOs. Plan participants may make before-tax and/or after-tax contributions of 1% to 75% of eligible compensation to the plan via payroll deductions. Plan participants who have attained age 50 before the end of the plan year are eligible to make catch-up contributions. A participant may also separately designate from 1% to 75% (not to exceed $10,000) of any incentive compensation payment as a before-tax and/or after-tax contribution. The Company matches 100% of a participant’s contribution up to 6% of eligible compensation. The plan also permits certain discretionary employer contributions ranging from 1% to 6%.

•

Qualified Defined Benefit Plan (“Employee Retirement Plan”). We also maintain an Employee Retirement Plan, a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code of the United States of America (the “Code”), which was initially frozen in 2014 for certain plan participants and then subsequently frozen to all remaining plan participants as of December 31, 2015. None of our named executive officers accrue any future benefit under this plan.

•

Non-Qualified Retirement Restoration Plan (“Restoration Plan”). This plan is an unfunded deferred compensation plan maintained for the benefit of employees whose eligible compensation under the Employee Retirement Plan (defined above) exceeded limits imposed by the Code. This plan has been frozen since December 31, 2006. None of our named executive officers accrue any future benefit under this plan.

•

Non-Qualified Supplemental Retirement Plan (“SERP”). This plan includes certain obligations for participants under a company predecessor plan. The plan was frozen effective as of December 31, 2011, and none of our named executive officers accrue any future benefit under this plan.

•

Non-Qualified Defined Contribution Restoration Plan (“New Restoration Plan”). This plan also includes obligations for certain participants arising from a predecessor company plan. However, this plan is not frozen and covers our current employees, including our NEOs. Eligibility for benefits under this plan is determined each calendar year, and participants whose eligible plan compensation exceeds the compensation limits imposed by section 401(a)(17) of the Code (up to $305,000 for 2022) are eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% times his or her eligible plan compensation, less 6% times the lesser of his or her annual base salary as of December 31 or the compensation limit imposed by the Code for such year ($305,000 for 2022).

Governance Policies

Stock Ownership Guidelines/Holding Requirements for NEOs. We initially adopted stock ownership guidelines applicable to each of our NEOs, which require that they own a minimum number of shares of CEIX stock, based upon a multiple of base salary alone. Because our stock has experienced extreme volatility, our Board of Directors amended our stock ownership guidelines to permit our executives to attain the levels described below under either a “multiple of salary approach” or a “fixed number of shares approach.” Under the multiple of salary approach, the executive ownership level for each officer category shall be the number of shares of CEIX stock equal to the product of the executive’s annual base salary times his or her multiple, divided by the closing price of CEIX stock. In contrast, the “fixed number of shares approach” allows our executives to reach their ownership level if the number of CEIX shares held equals the product of the executive’s annual base salary, times

54	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Compensation Discussion and Analysis

his or her multiple, divided by $20.00. We further revised the current stock ownership guidelines in 2022 to clarify which shares are included in calculating compliance with these requirements: (i) shares owned outright by the executive or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive or his or her immediate family members residing in the same household; vested shares of restricted stock; and (ii) vested deferred stock units, restricted stock units or performance share units that may only be settled in shares, and unvested shares of restricted stock, deferred stock units, restricted stock units or performance share units, in each case when vesting is time-based rather than performance-based. The Board of Directors also amended the guidelines to allow the Compensation Committee to temporarily suspend the guidelines during periods of extreme market volatility. As of the date of this Proxy Statement, all of our NEOs are in compliance with our stock ownership guidelines.

Named Executive Officer	Ownership Requirement (As Multiple of Base Salary)
Chief Executive Officer	5x
President and Chief Financial Officer	2x
Chief Accounting Officer and Controller	2x
General Counsel and Secretary	2x
Chief Administrative Officer	2x

Perquisites.

We provide limited perquisites (described more fully in the footnotes to the Summary Compensation Table that appears on pages 57 and 58 which we believe are reasonable, competitive and consistent with our compensation program.

Tax, Accounting and Regulatory Considerations.

Our Compensation Committee believes that stockholder interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses for federal income tax purposes. However, our Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to our executive officers in the future, nor do we anticipate applying less rigor in the process by which we establish performance goals or evaluate performance against such pre-established goals, with respect to compensation paid to our NEOs.

Compensation Risk Assessment.

Annually, our Compensation Committee reviews the compensation programs and practices of CEIX. The CEIX pay philosophy provides for an effective balance in cash and equity, short- and long-term performance periods, and financial and non-financial performance goals, and affords the Compensation Committee discretion to adjust payouts under the Company’s compensation plans. Further, the CEIX policies in place to mitigate compensation-related risk include stock ownership guidelines, equity vesting periods, insider trading prohibitions, a clawback policy, caps on the amount of compensation that may be earned, and independent Compensation Committee oversight. In February 2023, the Compensation Committee determined that our plans and programs do not encourage unnecessary risk-taking and do not pose a material adverse effect on the Company. The review was conducted by CEIX management with the assistance of the Compensation Committee’s independent compensation consultant, Mercer.

*

This CD&A, which relates to 2022 compensation determinations, contains references to one or more financial measures that have not been calculated in accordance with GAAP (indicated by a *). Appendix A to this Proxy Statement contains a reconciliation of these disclosed non-GAAP financial measures, including Adjusted EBITDA, Free Cash Flow, Average Cash Cost of Coal Sold per Ton, ICP Free Cash Flow, ICP Free Cash Flow per Share, Net Debt Level and Debt Level to their most directly comparable GAAP financial measures.

- 2023 Proxy Statement	55

EXECUTIVE COMPENSATION INFORMATION | Compensation Committee Report

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section above with CEIX’s management and, based upon such review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into CEIX’s Annual Report on Form 10-K for the year ended December 31, 2022. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

Joseph P. Platt, Chair
John T. Mills
William P. Powell

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CEIX under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that CEIX specifically incorporates the Compensation Committee Report by reference therein.

56	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Summary Compensation Table

Summary Compensation Table

The following table discloses the compensation for our NEOs, which include Mr. Brock, the principal executive officer of CEIX, Mr. Thakkar, the principal financial officer of CEIX, and the other three most highly compensated executive officers of CEIX serving at fiscal year-end 2022: Ms. Wiegand, General Counsel and Secretary; Mr. Salvatori, Chief Administrative Officer; and Mr. Rothka, Chief Accounting Officer and Controller.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	SEC Total
James A. Brock Chief Executive Officer and President	2022	$1,000,000	$1,000,000	$2,000,000	$5,898,172	$—	$64,931	$9,963,103
	2021	$997,077	$1,000,000	$1,750,000	$3,287,298	$26,152	$54,986	$7,115,513
	2020	$841,154	—	$3,483,000	$1,704,007	$674,326	$37,736	$6,740,223
Mitesh B. Thakkar Chief Financial Officer	2022	$483,365	—	$363,750	$1,069,912	$16,685	$49,600	$1,983,312
	2021	$398,846	—	$250,000	$457,801	$32,766	$49,878	$1,189,291
Martha A. Wiegand General Counsel and Secretary	2022	$449,519	—	$371,475	$1,152,140	$—	$51,976	$2,025,110
	2021	$424,615	—	$325,000	$652,584	$35,999	$47,800	$1,485,998
	2020	$413,077	—	$600,000	$375,897	$61,116	$30,600	$1,480,690
Kurt R. Salvatori Chief Administrative Officer	2022	$367,856	—	$230,312	$754,038	$—	$49,600	$1,401,806
	2021	$334,461	—	$162,500	$376,074	$—	$47,800	$920,835
	2020	$311,538	—	$250,000	$226,746	$306,961	$32,192	$1,127,437
John M. Rothka Chief Accounting Officer and Controller	2022	$229,808	—	$70,000	$335,123	$—	$40,576	$675,507
	2021	$219,692	—	$62,500	$189,823	$9,721	$39,362	$521,098

(1)

The amounts in this column represent base salaries before compensation reduction under any CEIX or affiliated company qualified retirement and/or 401(k) savings plan in effect during 2022. In addition, these salary amounts are not annualized but represent the amounts actually earned and paid to each NEO during 2022.

(2)	The amount shown in this column for Mr. Brock represents a retention bonus, conditioned upon his continued employment through December 31, 2022.

(3)

The 2022 amounts shown in this column represent the aggregate grant date fair value of the time-based restricted stock unit awards granted in 2022 computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of the stock awards are set forth in Notes 1 and 18 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The fair value per share is equal to the closing price of our common stock on the NYSE on the date of grant.

(4)	The 2022 amounts shown in this column represent:

●	Cash payments made to the NEOs under the 2022 STIC of $1,905,000 for Mr. Brock, $372,480 for Mr. Thakkar, $310,500 for Ms. Wiegand, $278,586 for Mr. Salvatori, and $177,905 for Mr. Rothka;
●

Cash payments for (i) the first tranche of the PBCUs granted in 2022 in the amount of $2,826,499 for Mr. Brock, $514,108 for Mr. Thakkar, $524,981 for Ms. Wiegand, $325,467 for Mr. Salvatori and $98,889 for Mr. Rothka; (ii) the second tranche of the PBCUs granted in 2021 in the amount of $1,166,673 for Mr. Brock, $166,665 for Mr. Thakkar, $216,666 for Ms. Wiegand, $108,333 for Mr. Salvatori and $41,671 for Mr. Rothka; and (iii) the third tranche of the PBCUs and PSUs granted in 2020 in the amount of $16,658 for Mr. Thakkar, $99,993 for Ms. Wiegand, $41,652 for Mr. Salvatori and $16,658 for Mr. Rothka.

See the discussion on pages 45 through 53 in the “Compensation Discussion and Analysis” section for additional information regarding the 2022 plan design, 2022 performance and payouts authorized under the 2022 STIC, and 2022 performance and payouts under the LTIC.

(5)

Amounts in this column reflect the actuarial increase in the present value of each NEO’s benefit under the Employee Retirement Plan, Restoration Plan, SERP, and New Restoration Plan between December 31, 2021, and December 31, 2022. These amounts were determined using the interest rate and mortality assumptions set forth in our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. These amounts represent accounting values and were not realized by our NEOs during 2022. A zero is shown for 2022 because the actual change in pension value was a decrease in the amount of $1,006,752 for Mr. Brock, $27,890 for Ms. Wiegand, $499,045 for Mr. Salvatori and $13,024 for Mr. Rothka. A zero is shown in 2021 for Mr. Salvatori due to a decrease in the pension value in the amount of $58,139. These decreases are attributable to the change in the interest rate partially offset by an increase in accrued benefits.

- 2023 Proxy Statement	57

EXECUTIVE COMPENSATION INFORMATION | Summary Compensation Table

(6)	The amounts shown in this column for 2022 are derived as follows:

Category	BROCK	THAKKAR	WIEGAND	SALVATORI	ROTHKA
CEIX 401(k) Plan Matching Contributions(a)	18,300	18,300	18,300	18,300	13,788
Vehicle Allowance or Company Car	13,000	13,000	13,000	13,000	13,000
Executive Health Physical	2,033	—	2,376	—	—
Business and Country Club Dues	12,500	—	—	—	—
Discretionary Contribution to the CEIX 401(k) Plan(b)	18,300	18,300	18,300	18,300	13,788
Spousal Travel	798	—	—	—	—

(a)	Annual employer contribution to the CONSOL Energy Inc. 401(k) Plan.

(b)

Discretionary contribution made to the CONSOL Energy Inc. 401(k) Plan; due to the Code’s annual contribution limits on the amount that may be contributed to a qualified plan, a portion or all of the discretionary amount may be paid to plan participants (including an NEO) in cash; in Mr. Brock’s case, the full amount above was paid in cash to him.

Grants of Plan-Based Awards – 2022

The following table sets forth each grant made to an NEO in the 2022 fiscal year under plans established by CEIX.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock
Name	Type of Award	Grant Date	Number of Underlying Units	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		(Target)(4)
James A.	Annual STIC(1)			$750,000	$1,500,000	$3,000,000
Brock	PBCU(2)	2/8/22	73,313	$1,000,000	$2,000,000	$4,000,000
	RSU(3)	2/8/22								73,313	$2,000,000
Mitesh B.	Annual STIC(1)			$145,500	$291,000	$582,000
Thakkar	PBCU(2)	2/8/22	13,333	$181,875	$363,750	$727,500
	RSU(3)	2/8/22								13,333	$363,750
Martha A.	Annual STIC(1)			$135,000	$270,000	$540,000
Wiegand	PBCU(2)	2/8/22	13,617	$185,737	$371,475	$742,950
	RSU(3)	2/8/22								13,617	$371,475
Kurt R.	Annual STIC(1)			$110,550	$221,100	$442,200
Salvatori	PBCU(2)	2/8/22	8,442	$115,156	$230,312	$460,625
	RSU(3)	2/8/22								8,442	$230,312
John M.	Annual STIC(1)			$40,250	$80,500	$161,000
Rothka	PBCU(2)	2/8/22	2,565	$35,000	$70,000	$140,000
	RSU(3)	2/8/22								2,565	$70,000

(1)	These awards were made pursuant to the STIC, which is described in the “Compensation Discussion and Analysis” beginning on page 45.

(2)

These awards were made pursuant to the 2022 LTIC program, which is described in the “Compensation Discussion and Analysis” beginning on page 49. The numbers above reflect the threshold (50%), the target (100%) and the maximum (200%) performance levels for the PBCUs.

(3)	These awards were made pursuant to the 2022 LTIC program, which is described in the “Compensation Discussion and Analysis” beginning on page 49. The numbers above reflect the time-based RSUs.

(4)

The values set forth in this column reflect awards of RSUs (at target) for each of our NEOs and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The values set forth in this table may not correspond to the actual values that ultimately will be realized by the NEOs upon vesting and settlement.

58	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | CEO Employment Agreement

CEO Employment Agreement

CEIX entered into an employment agreement with Mr. Brock, our CEO and President, effective as of February 15, 2018, which was amended in February 2021, February 2022, and February 2023. Because the initial three-year term has run, the employment agreement automatically renews for additional one-year periods unless either party provides advance written notice not later than sixty days prior to the end of the applicable term. Effective in 2023, Mr. Brock is no longer President of the Company but remains the CEO, as described in greater detail in the “Looking Forward to 2023” section of the Compensation Discussion and Analysis. The agreement sets Mr. Brock’s base salary to be at least $1,000,000 per year and provides additional compensation to Mr. Brock in the form of annual retention payments to ensure his continued employment with us through December 31, 2023. Under the terms of the February 2021 amendment, Mr. Brock received a cash lump-sum retention payment of $1,000,000 for continuing his employment with us on each of December 31, 2021 and December 31, 2022. In addition, Mr. Brock will receive an additional $1,000,000 retention bonus if he continues his employment with the Company through December 31, 2023. As described above, for 2023, the Compensation Committee added a requirement that the Company achieve set performance goals in order for Mr. Brock to be eligible to receive his 2023 retention payment. In the event of Mr. Brock’s involuntary termination of employment absent Cause, death, or Permanent Disability (each as defined in his employment agreement) prior to December 31, 2023, we will accelerate payment of any remaining retention payments to him. On Mr. Brock’s involuntary termination absent “cause”, whether or not in connection with a change in control (“CIC”), he will receive a lump-sum cash payment reflecting the cost of the Company’s continued health care coverage in lieu of continued participation in the Company’s employee benefit plans. The severance amount due to Mr. Brock in the event of an involuntary termination of employment absent “cause” was revised to include a severance multiple of two times his (x) base salary and (y) target annual incentive under our STIC plan. In addition, Mr. Brock shall be considered fully vested in all then-outstanding and unvested time-based equity awards held by Mr. Brock if he continues his employment with CEIX through December 31, 2023. Finally, the agreement contains similar change-in-control and severance benefits and the same post-termination restrictive covenants relating to confidentiality, non-competition and non-solicitation described below for our other NEOs in “Change-in-Control Agreements”. The agreement does not include any gross up feature arising from the excise tax payable on an excess parachute payment.

- 2023 Proxy Statement	59

EXECUTIVE COMPENSATION INFORMATION | Outstanding Equity Awards at Fiscal Year-End for CEIX – 2022

Outstanding Equity Awards at Fiscal Year-End for CEIX – 2022

The following table sets forth unvested RSU, PBCU and MSU awards that have been awarded to our NEOs by CEIX and were outstanding as of December 31, 2022.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James A. Brock	147,262	(2)	$9,572,030	107,977(4)	$7,018,505
	147,898	(3)	$9,613,370	59,101(5)	$3,841,565
Mitesh B. Thakkar	16,519	(2)	$1,073,735	17,331(4)	$1,126,515
				8,448(5)	$548,797
Martha A. Wiegand	32,725	(2)	$2,127,125	20,054(4)	$1,303,510
				10,976(5)	$713,440
Kurt R. Salvatori	16,405	(2)	$1,066,325	11,116(4)	$722,540
				5,488(5)	$356,720
John M. Rothka	5,751	(2)	$373,815	3,820(4)	$248,300
				2,110(5)	$137,150

(1)	The market value for RSUs and PSUs was determined by multiplying the closing market price for CEIX common stock on December 30, 2022 ($65.00) by the number of shares underlying the RSU / PSU awards.

(2)	This represents RSUs granted on February 11, 2020 and February 8, 2022, that vest in three equal, annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(3)

The performance period for the 2022 tranche of the 2020-2022 PSU award made to Mr. Brock was January 1, 2022 through December 31, 2022, and represents the final one-third tranche of the 2020 PSU award that vested in three equal, annual installments beginning with the first anniversary of the grant date, subject to the achievement of pre-established performance metrics relating to ICP Free Cash Flow per Share*, Debt Level* and subject to further modification of +/- 20% for TSR performance. This amount is based on the Company’s above target performance during the 2022 performance period at 200% of target performance.

(4)

This shows the number of unvested PSUs as of December 31, 2022. The performance period for the PSUs granted in 2021 is January 1, 2021 through December 31, 2023. The performance period for the PSUs granted in 2022 is January 1, 2022 through December 31, 2024. The PSUs vest in three equal, annual installments beginning with December 31st of the year of grant, subject to the achievement of pre-established performance metrics relating to ICP Free Cash Flow per Share*, Debt Level* and subject to further modification of +/- 20% for TSR performance. The amounts presented for the PSU awards are based on achieving the target performance level.

(5)

This shows the number of unvested MSUs as of December 31, 2022. The performance period for the MSUs granted in 2021 is January 1, 2021 through December 31, 2023. The MSUs vest in three equal, annual installments beginning with the first anniversary of the grant date, subject to the achievement of pre-established performance metrics relating to the closing stock price of the Company’s common stock. The amounts presented for the MSU awards are based on achieving the target performance level.

Stock Vested Table – 2022

The following table sets forth information concerning any vesting of PSUs, RSUs and MSUs of CEIX during fiscal year 2022.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

James A. Brock	364,365	$13,291,506

Mitesh B. Thakkar	20,352	$1,083,564

Martha A. Wiegand	44,131	$1,945,057

Kurt Salvatori	20,857	$931,612

John M. Rothka	8,321	$366,477

(1)

These amounts reflect the number of shares relating to the gross number of PSUs, RSUs, and MSUs that vested on the applicable vesting date, multiplied by the closing price of our common stock on the applicable vesting date, prior to the withholding of any shares to satisfy taxes for each of the NEOs affected. Values include the vesting of (i) RSU awards granted in 2019, 2020 and 2022, (ii) PSU awards granted in 2019 and 2020 and (iii) MSU awards granted in 2021.

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EXECUTIVE COMPENSATION INFORMATION | Pension Benefits Table – 2022

Pension Benefits Table – 2022

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and non-qualified defined benefit plans (which we refer to as the Restoration Plan, the SERP, and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	CEIX Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James A. Brock	Employee Retirement Plan	34	$1,225,337	—
	Retirement Restoration Plan	25	$155,461	—
	Supplemental Retirement Plan	20	$1,535,299	—
	New Restoration Plan	11	$969,261	—
Mitesh B. Thakkar	Employee Retirement Plan	—	$—	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
	New Restoration Plan	3	$75,365	—
Martha A. Wiegand	Employee Retirement Plan	6	$34,154	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
	New Restoration Plan	7	$161,244	—
Kurt R. Salvatori	Employee Retirement Plan	23	$401,135	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	19	$267,369	—
	New Restoration Plan	11	$170,653	—
John M. Rothka	Employee Retirement Plan	9	$20,068	—
	Retirement Restoration Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
	New Restoration Plan	2	$23,255	—

(1)

The accumulated benefits included in this column were computed through December 31, 2022 using the assumptions stated in the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (Note 15).

Understanding Our Pension Benefits Table

This section provides information regarding CEIX’s retirement programs, which include the following plans that were either adopted or assumed in connection with the separation:

•	Employee Retirement Plan

•	Restoration Plan

•	SERP

•	New Restoration Plan

Employee Retirement Plan

CEIX assumed sponsorship of the CONSOL Energy Inc. Employee Retirement Plan, which was previously sponsored by our former parent and is a qualified defined benefit plan that pays retirement benefits based on years of service and compensation. The Pension Plan is a qualified plan, meaning that it is subject to a variety of Internal Revenue Service rules. Effective December 31, 2015, the Pension Plan was frozen and no employee, including any of our NEOs, is eligible for future accruals under the plan.

Eligibility. Historically, the Pension Plan covered employees of CEIX and affiliated participating companies classified as regular, full-time employees or that completed 1,000 hours of service during a specified twelve-month period. As mentioned above, the plan was frozen effective December 31, 2015 for all participants. As a result of these amendments, none of our NEOs have accrued any additional benefits under the Pension Plan after December 31, 2015.

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EXECUTIVE COMPENSATION INFORMATION | Understanding Our Pension Benefits Table

Incapacity Retirement. Employees who have attained age 40 with at least 10 years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while employed by CEIX or a participating affiliated company) are eligible for an incapacity retirement resulting in an unreduced benefit under the Pension Plan, payable in the form of an annuity, commencing the month following termination. Messrs. Brock, Salvatori and Rothka and Ms. Wiegand have satisfied the age and service conditions necessary to be eligible for incapacity retirement under the Pension Plan as of December 31, 2022, if any such person had incurred a qualifying disability as of that date.

Separation Retirement. Employees who terminate employment with five or more years of service prior to attaining age 50, or who have attained age 50 but have fewer than 10 years of service upon termination, qualify for separation retirement. The accrued vested benefit is payable at a reduced amount for payments commencing prior to age 65, or the full benefit may be paid at age 65. As of December 31, 2022, Mr. Rothka is eligible for separation retirement under the Pension Plan; provided, however, that he would not be entitled to payment until he attained age 50.

Early Retirement. Employees who have completed 10 or more years of service and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin receiving payment the first of any month up to age 65, subject to a reduction for age. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. As of December 31, 2022, Mr. Salvatori and Ms. Wiegand are eligible for early retirement under the Pension Plan.

Normal Retirement. Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. As of December 31, 2022, Mr. Brock is eligible for normal retirement under the Pension Plan.

Form of Payment. The portion of accrued pension benefits earned under the Pension Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity, or 100% joint and survivor annuity.

Calculation of Benefits. Pension benefits, which are now frozen, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years while eligible for service under the Pension Plan. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code. Since the Pension Plan is frozen, average monthly pay is based on pay as of December 31, 2014 for Ms. Wiegand and Mr. Rothka and as of December 31, 2015 for Messrs. Brock and Salvatori. Prior to January 1, 2006, pension benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under CEIX’s STIC, again excluding compensation in excess of limits imposed by the Code.

Retirement Restoration Plan (the “Restoration Plan”)

CEIX assumed the obligations for certain participants under our former parent’s Restoration Plan and adopted a new plan effective as of the separation under which it will meet its obligation to pay these restoration plan benefits. This plan is an unfunded deferred compensation plan maintained by the Company for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. This plan has been frozen since December 31, 2006.

Supplemental Retirement Plan (“SERP”)

CEIX also assumed the obligations for certain participants from our former parent’s Supplemental Retirement Plan, and adopted a new plan effective as of the separation under which it will meet its obligation to pay these supplemental retirement plan benefits. This plan has been frozen since December 31, 2011. Supplemental Retirement Plan benefits are forfeited in certain events, including but not limited to a breach by the executive of any restrictive covenant agreement with CEIX. See page 68 for a description of the effect of termination of employment under different scenarios.

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EXECUTIVE COMPENSATION INFORMATION | Understanding Our Pension Benefits Table

New Restoration Plan

CEIX also assumed obligations for certain participants arising from our former parent’s New Restoration Plan, which, unlike the plans discussed above, is not frozen and covers current CEIX employees, including our NEOs. Eligibility for benefits under this plan is determined each calendar year, and employees whose eligible plan compensation exceeds the compensation limits imposed by Section 401(a)(17) of the Code (up to $305,000 for 2022) are eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% of his or her eligible plan compensation, less 6% of the lesser of (i) his or her annual base salary as of December 31 or (ii) the compensation limit imposed by the Code for such year ($305,000 for 2022). New Restoration Plan benefits are forfeited in certain events, including but not limited to a breach by the executive of any restrictive covenant agreement with CEIX. See page 68 for a description of the effect of termination of employment under different scenarios.

Potential Payments Upon Termination or Change in Control Tables

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, resignation, an incapacity retirement or an involuntary termination absent cause of one of our NEOs, or a CIC of CEIX as defined by applicable plans and agreements.

For each currently employed NEO, the payments and benefits detailed in the tables below are in addition to any payments under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis. The tables also assume that employment termination and/or a CIC occurred on December 31, 2022, and are based only on agreements in place as of December 31, 2022.

A description of the key elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or CIC are described under “Compensation Discussion and Analysis” and further explained in the section following these tables entitled “Understanding our Change in Control and Employment Termination Tables and Information.” The footnotes to the tables also describe the assumptions that were used in calculating the amounts described below.

James A. Brock*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$ 3,000,000.00
Short-Term Incentive(2)	—	$ 1,500,000.00	$ 1,500,000.00	$ 1,500,000.00	$ 5,024,445.00
Non-CIC Severance(3)	—	$ 2,000,000.00	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$ 9,572,030.00	$ 9,572,030.00	$ 9,572,030.00	—	$ 9,572,030.00
PBCs: Unvested	$ 3,760,267.00	$ 3,760,267.00	$ 3,760,267.00	—	$ 3,760,267.00
MSUs: Unvested	$ 7,683,130.00	$ 7,683,130.00	$ 7,683,130.00	—	$ 7,683,130.00
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$ 25,000.00
Healthcare Continuation(6)	—	$ 28,666.00	—	—	$ 28,666.00
401(k) payment(7)	—	—	—	—	$ 27,450.00
Supplemental Retirement Plan(8)	—	—	—	—	$ 176,990.00
New Restoration Plan(9)	—	—	—	—	$ 281,868.00
280G Cutback(10)	—	—	—	—	$ (1,677,892.00)
TOTAL	$21,015,427.00	$ 24,544,093.00	$22,515,427.00	$ 1,500,000.00	$ 27,901,954.00

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

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EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

Mitesh B. Thakkar*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$ 970,000.00
Short-Term Incentive(2)	—	$ 291,000.00	$ 291,000.00	—	$ 582,000.00
Non-CIC Severance(3)	—	$ 485,000.00	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$ 413,270.00	$ 413,270.00	$ 413,270.00	—	$ 1,073,735.00
PBCs: Unvested	$ 310,130.00	$ 310,130.45	$ 310,130.00	—	$ 661,052.00
MSUs: Unvested	$ 914,615.00	$ 914,615.00	$ 914,615.00	—	$ 1,097,590.00
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$ 25,000.00
Healthcare Continuation(6)	—	$ 32,610.00	—	—	$ 32,610.00
401(k) payment(7)	—	—	—	—	$ 27,450.00
Supplemental Retirement Plan(8)	—	—	—	—	—
New Restoration Plan(9)	—	—	—	—	—
280G Cutback(10)	—	—	—	—	—
TOTAL	$ 1,638,015.00	$ 2,446,625.45	$ 1,929,015.00	—	$ 4,469,437.00

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Martha A. Wiegand*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$ 900,000.00
Short-Term Incentive(2)	—	$ 270,000.00	$ 270,000.00	—	$ 566,283.00
Non-CIC Severance(3)	—	$ 450,000.00	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$ 1,280,825.00	$ 1,280,825.00	$ 1,280,825.00	—	$ 2,127,125.00
PBCs: Unvested	$ 336,101.00	$ 336,101.00	$ 336,101.00	—	$ 698,403.00
MSUs: Unvested	$ 1,189,045.00	$ 1,189,045.00	$ 1,189,045.00	—	$ 1,426,880.00
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$ 25,000.00
Healthcare Continuation(6)	—	$ 17,652.00	—	—	$ 17,652.00
401(k) payment(7)	—	—	—	—	$ 27,450.00
Supplemental Retirement Plan(8)	—	—	—	—	—
New Restoration Plan(9)	—	—	—	—	$ 56,390.00
280G Cutback(10)	—	—	—	—	$ (382,064.00)
TOTAL	$ 2,805,971.00	$ 3,543,623.00	$ 3,075,971.00	—	$ 5,463.119.00

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

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EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

Kurt R. Salvatori*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$ 737,000.00
Short-Term Incentive(2)	—	$ 221,100.00	$ 221,100.00	—	$ 442,200.00
Non-CIC Severance(3)	—	$ 368,500.00	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$ 583,700.00	$ 583,700.00	$ 583,700.00	—	$ 1,066,325.00
PBCs: Unvested	$ 197,561.00	$ 197,561.00	$ 197,561.00	—	$ 419,987.00
MSUs: Unvested	$ 594,490.00	$ 594,490.00	$ 594,490.00	—	$ 713,440.00
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$ 25,000.00
Healthcare Continuation(6)	—	$ 31,994.00	—	—	$ 31,994.00
401(k) payment(7)	—	—	—	—	$ 27,450.00
Supplemental Restoration Plan(8)	—	—	—	—	$ 407,040.00
New Restoration Plan(9)	—	—	—	—	$ 41,244.00
280G Cutback(10)	—	—	—	—	$ (496,317.00)
TOTAL	$ 1,375,751.00	$ 1,997,345.00	$ 1,596,851.00	—	$ 3,415,363.00

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

John M. Rothka

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary	—	—	—	—	$ 345,000.00
Short-Term Incentive(2)	—	$ 80,500.00	$ 80,500.00	—	$ 120,750.00
Non-CIC Severance(3)	—	$ 230,000.00	—	—	—
Long-Term Incentive Compensation:(4)
RSUs: Unvested	$ 218,855.00	$ 218,855.00	$ 218,855.00	—	$ 373,815.00
PBCs: Unvested	$ 63,631.00	$ 63,631.00	$ 63,631.00	—	$ 131,976.00
MSUs: Unvested	$ 228,540.00	$ 228,540.00	$ 228,540.00	—	$ 274,300.00
Benefits and Perquisites:
Outplacement service(5)	—	—	—	—	$ 25,000.00
Healthcare Continuation(6)	—	$ 31,994.00	—	—	$ 32,610.00
401(k) payment(7)	—	—	—	—	—
Supplemental Restoration Plan(8)	—	—	—	—	—
New Restoration Plan(9)	—	—	—	—	—
280G Cutback(10)	—	—	—	—	—
TOTAL	$ 511,026.00	$ 853,520.00	$ 591,526.00	—	$ 1,303,451.00

(1)

In the event of a qualifying termination in connection with a CIC, each of our NEOs would be entitled to a lump-sum cash payment equal to a multiple of base salary plus a multiple of incentive pay (the multiple for Mr. Brock is 3.0, for Mr. Thakkar is 2.0, for Ms. Wiegand is 2.0, for Mr. Salvatori is 2.0, and for Mr. Rothka is 1.5). The narrative following these tables contains a description of events that constitute a CIC.

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EXECUTIVE COMPENSATION INFORMATION | Potential Payments Upon Termination or Change in Control Tables

(2)

In the event of death, each NEO would earn a pro rata portion of his or her short-term incentive award. In the event of a qualifying termination in connection with a CIC, each NEO would also be entitled to a prorated payment of his or her short-term incentive compensation based upon the length of service during the year in which the termination occurred under the terms of their CIC agreements. Assuming a target payout for 2022 and a CIC on December 31, 2022, each of these NEOs would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards.

(3)

Under the CIC and severance agreements adopted in 2018, each NEO, except Mr. Brock, is entitled to a cash lump-sum benefit equal to his or her base salary, but only in the event the executive is involuntarily terminated by the company absent cause. Under the terms of the 2018 amendment to Mr. Brock’s employment agreement, Mr. Brock is entitled to a cash lump-sum benefit equal to two times the sum of his base salary and target bonus, but only in the event the executive is involuntarily terminated by the company absent cause.

(4)

Under the terms of the CIC and severance agreements adopted in 2018, all of the outstanding equity awards would vest in the event of a CIC resulting in the NEO’s termination of employment. The accelerated awards shown in this section for Messrs. Brock, Salvatori, Thakkar, Rothka and Ms. Wiegand relate to the RSU awards granted on February 11, 2020, the PBCs granted on February 8, 2022, February 9, 2021 and February 11, 2020 and the MSUs granted on February 9, 2021. Awards shown in this section are valued based on the company’s closing stock price of $65.00 on December 30, 2022. Under the current equity award agreements, if the grantee terminates employment on or after attaining age sixty with twenty or more years of service, then the equity vests in full. Mr. Brock is the only NEO who currently meets these requirements.

(5)	Represents the lump-sum payment due each NEO for outplacement services under their CIC agreements assuming a qualifying termination related to a CIC event on December 31, 2022.

(6)

Represents the lump-sum payment due each NEO for the continuation of medical, drug and dental coverage for 18 months under their CIC agreements assuming a qualifying termination without cause absent a CIC or a qualifying termination related to a CIC event on December 31, 2022.

(7)	Represents the supplemental 401(k) contribution due each NEO under their CIC and severance agreements assuming a qualifying termination related to a CIC event on December 31, 2022.

(8)	Represents the benefit due Messrs. Brock and Salvatori under the Supplemental Retirement Plan in the event of a qualifying termination related to a CIC event on December 31, 2022.

(9)	Represents the benefit due each NEO under the terms of the New Restoration Plan in the event of a qualifying termination related to a CIC event on December 31, 2022.

(10)

This calculation is an estimate for proxy disclosure purposes only. Note that actual payment for Ms. Wiegand would be reduced pursuant to the terms of her CIC agreement by the amount shown in the above table under “280G Cutback.” Payments made in connection with an actual CIC may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing equity awards, changes in compensation, reasonable compensation analyses, and the value of any covenant not to compete, and the assumed federal and applicable tax rates for each NEO.

Understanding Our Change in Control and Employment Termination Tables and Information

This section provides certain information regarding some of our agreements, plans and programs, which provide for benefits to be paid to our NEOs in connection with employment termination and/or a CIC of the company with respect to each of our NEOs.

RSUs

RSU Awards. For RSU awards issued by CEIX after our separation from our former parent, such awards vest on a pro rata basis only in the event of a termination of employment other than for “cause” as follows:

•	Incapacity Retirement under the CEIX Pension Plan (or “Disability” as defined by the Omnibus Plan);

•	Death;

•	Involuntary termination of NEO’s employment by CEIX absent “cause” (as defined by the Omnibus Plan); or

•	Attainment of age 60 with 20 years of service with CEIX or an affiliate.

In these circumstances, the NEO is entitled to retain a prorated portion of the RSUs based on the ratio of the number of completed months that the NEO worked during the vesting period. Any remaining portion of the award is forfeited. If an NEO is terminated for “cause” or breaches the restrictive covenants relating to confidentiality, non-competition or non-solicitation, all unvested shares covered by the award are immediately forfeited and any vested shares are subject to recoupment by CEIX within one year after CEIX’s discovery of the NEO’s breach of any covenant.

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EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

Full vesting of RSU awards will occur in a CIC scenario as described below. If an acquirer assumes the RSU awards, and within two years following the CIC, the NEO terminates employment by reason of death, Disability (as defined in the Omnibus Plan), after reaching age 60 with 20 years of service with CEIX or an affiliate, or if the assuming company terminates the NEO’s employment without cause, the RSUs will vest in full. In the event of a CIC where the RSUs are not assumed, the RSUs will immediately vest and be settled as soon as practicable.

PSUs

PSU Awards. PSUs granted by CEIX vest on a pro rata basis upon a termination of employment other than for “cause” (as defined in the Omnibus Plan) related to:

•	Attainment of age 60 with 20 years of service with CEIX or an affiliate;

•	Death;

•	Disability (as defined in the Omnibus Plan) or;

•	Change in Control (as defined in the Omnibus Plan).

In all cases (other than a CIC), the NEO will be entitled to retain the PSUs and receive payment therefore, only to the extent that the PSUs are earned and payable, as approved by the Compensation Committee after evaluating the company’s actual performance against the performance goals attached to such awards at the end of the performance period. The pro rata portion of the PSUs that vest will be determined by multiplying the number of PSUs earned based on the ratio of the number of completed months that the NEO worked in the performance period against the number of months in the full performance period.

In the event of a CIC, the PSUs will vest on a pro rata basis (as described above) and be deemed earned in an amount equal to the greater of (x) the target performance level, or (y) the level of achievement of the performance goals for the PSUs as determined by the Compensation Committee through the date of the CIC, if determinable.

Omnibus Performance Incentive Plan Definitions

The following definitions and provisions are set forth in our Omnibus Plan:

“Cause” is defined (unless otherwise defined in the applicable award agreement) as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to CEIX, deliberately and repeatedly violated the rules of CEIX or the valid instructions of the Board or an authorized officer of CEIX, made any unauthorized disclosure of any previously undisclosed material secrets or confidential information of CEIX, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to CEIX.

“Change in control” is defined (unless otherwise provided for in an equity award agreement) as the earliest to occur of:

•

any one person (other than the company, trustee or other fiduciary holding securities under an employee benefit plan of the company and any company owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of company stock), or more than one person acting as a group, is or becomes the “beneficial owner” of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the company’s shares;

•

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

the sale of all or substantially all of the company’s assets; provided, however, that in addition to the foregoing, such event must also qualify as a CIC event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i) with respect to the company.

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EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

“Disability” is defined (unless otherwise defined in the applicable award agreement) as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12-consecutive calendar months), to perform for CEIX or an affiliate of CEIX substantially the same services as he or she performed prior to incurring the incapacity or injury.

Supplemental Retirement Plan (“SERP”)

If a participant’s employment with CEIX or any subsidiary terminates for cause (which is defined in the Supplemental Retirement Plan to include a violation of any non-solicitation, non-competition or non-disclosure provision contained in any agreement entered into by and between a participant and CEIX or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within 10 days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment. Cause includes a breach by an executive of any restrictive covenant agreement with CEIX. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a CIC (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump-sum payment if the participant’s employment is terminated after, or in connection with, a change of control (as defined in the Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a CIC within the two-year period after the CIC, or

•

a termination by CEIX other than for cause or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a CIC occurs or (B) is required by a third-party who initiates a CIC.

The benefit will be calculated as if the participant terminated on the date of the CIC, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with CEIX. See “Understanding our Pension Benefits Table” beginning on page 61 for more information regarding the Supplemental Retirement Plan.

New Restoration Plan

In the event a participant in the New Restoration Plan terminates employment with CEIX and its subsidiaries in connection with a change in control (CIC) (as defined in the New Restoration Plan), the participant is entitled to a contribution to the New Restoration Plan for the year in which the termination occurs. If such termination occurs prior to September 30 of a calendar year, then such contribution will be based upon the participant’s base salary and target bonus for the year and, if such termination occurs on or after September 30 of a calendar year, such contribution will be based upon the participant’s base salary and actual bonus for the year. Notably, the same contribution treatment applies for participants who incur an involuntary termination of employment due to death, disability, incapacity retirement or reduction in force, and the same compensation treatment for terminations that occur on or after September 30 applies to participants who voluntarily resign from employment. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable under the plan. Cause includes a breach by an executive of any restrictive covenant agreement with CEIX. Additionally, each participant agrees by participating in the New Restoration Plan that within 10 days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six months prior to the date of the earliest breach. A forfeiture of New Restoration Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment.

68	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

Agreements in Place During 2022 (Change in Control and Non-CIC Severance)

As of December 31, 2022, all of our NEOs were covered by an agreement providing for CIC protection.

2022 Change in Control Agreements for Messrs. Rothka, Salvatori, Thakkar and Ms. Wiegand and Employment Agreement for Mr. Brock, as amended in 2022. During 2018, CEIX entered into severance and CIC agreements with all of our NEOs (except for Mr. Thakkar’s current CIC agreement which became effective on November 4, 2020). In addition, CEIX entered into an individual employment agreement with our CEO that includes CIC severance protection, which was amended in 2022.

The agreements for the NEOs (including the CEO employment agreement and its 2022 amendment) provide for both (i) non-CIC cash severance and (ii) CIC cash severance exclusively upon a termination of employment absent “cause,” subject to the following requirements. In the case of a “CIC scenario,” the agreement is “double trigger” and each executive is only entitled to cash severance if, following, or in connection with, a CIC, the executive’s employment is terminated by CEIX absent “cause” or if the executive resigns due to constructive or good reason termination within 90 days prior to the CIC or within two years following the CIC. These agreements (including the CEO employment agreement and its 2022 amendment) do not include any gross up feature arising from the excise tax payable on an excess parachute payment.

Under these agreements, each NEO would be entitled to receive:

•

for each NEO other than Mr. Brock, a lump-sum cash payment equal to the NEO’s base salary in a non-CIC involuntary termination of employment absent “cause”, and for Mr. Brock, a lump-sum cash payment equal to two times (2x) the sum of Mr. Brock’s base salary and target bonus;

•

a lump-sum cash payment equal to a multiple of base salary plus a multiple of annual incentive pay in an involuntary termination of employment or constructive (or good reason) termination related to a CIC absent “cause” (3x for Mr. Brock; 2x for Ms. Wiegand; 2x for Mr. Salvatori; 2x for Mr. Thakkar; and 1.5x for Mr. Rothka);

•	a prorated payment of the executive’s annual incentive compensation for the year in which the termination occurs in both a CIC and non-CIC termination;

•

accelerated vesting of any outstanding long-term incentive compensation upon the second trigger related to a CIC termination event; provided, however, that any outstanding performance-based awards will be settled at the greater of target or actual performance (if ascertainable at the CIC) and prorated for service to the date of the CIC;

•	continued healthcare for 18 months for both a CIC and non-CIC termination absent “cause”;

•	outplacement assistance in the form of a cash payment equal to $25,000 in a CIC termination only;

•

a cash payment equal to the total amount the executive would have received under the CONSOL Energy 401(k) plan assuming he or she continued employment for a period of eighteen (18) months in a CIC termination only; and

•

a pension enhancement in the form of a cash payment equivalent to the difference between the present value of the executive’s accrued benefit at his or her actual termination date under CEIX’s qualified defined benefit plan and (if eligible) any plans sponsored by the Company or any of its affiliates providing non-qualified retirement benefits, the present value of the accrued benefit the executive would have received assuming he or she continued employment for 18 months in a CIC termination only.

The agreements also contain confidentiality, non-competition and non-solicitation obligations for each of our NEOs (including the employment agreement for Mr. Brock) pursuant to which NEOs have agreed not to compete with the business for two years, or to solicit customers or employees for one year following a termination of employment.

No payment or benefits are provided under any of these agreements (including the CEO’s employment agreement) unless the NEO executes, and does not revoke, a written release of any and all claims (other than entitlements under the terms of the agreements or which may not be released under applicable law).

- 2023 Proxy Statement	69

EXECUTIVE COMPENSATION INFORMATION | Understanding Our Change in Control and Employment Termination Tables and Information

For purposes of these agreements, the following definitions apply:

“Cause” is defined as a determination by a majority of the Board of Directors of CEIX that the executive has:

(a)	engaged in gross negligence in the performance of his or her duties;

(b)	been convicted of or entered a plea of guilty or nolo contendere to a felony or any misdemeanor involving fraud, theft or embezzlement;

(c)	failed or refused to perform his or her duties and responsibilities with the company (with an opportunity to cure);

(d)	breached a material restrictive covenant relating to non-competition, non-solicitation or confidentiality;

(e)	willfully violated any material provision of the company’s code of conduct; or

(f)	willfully engaged in conduct demonstrably and materially injurious to the company.

“Change in control” generally means:

(a)	an individual, entity or group acquires beneficial ownership of more than 25% of the total fair market value of the common stock of the company or combined voting power of the company;

(b)	the board composition is modified so less than a majority of the board pre-CIC remains in control;

(c)	the consummation of or reorganization, merger or consolidation of the company or other business combination involving the sale of all or substantially all of the assets of the company; or

(d)	a complete liquidation of the company.

“Constructive” or “good reason” termination” means:

(a)	a material adverse change in position or material diminution in duties and responsibilities;

(b)	a material reduction in base salary (excluding generally a reduction applicable to all executive officers); or

(c)	the relocation of the executive’s principal work location that increases his or her commute by 50 or more miles.

The individual employment agreement between Mr. Brock and CEIX provides for a three-year initial term of employment automatically renewed for additional one-year periods unless either party provides advance written notice within 60 days of the end of the term.

Human Capital Management

We invest in our human capital by providing a wide range of benefits and programs that speak to our commitment to help employees better manage their physical and financial health, as well as their work/life balance and professional development. Our annual incentive program is designed to reward all Company employees (including our senior management team) for their commitment to our values with respect to a variety of performance factors including safety, sustainability and environmental compliance. We offer a 401(k) plan that matches employee contributions and permits a discretionary profit-sharing contribution in years where the Company exhibits extraordinary performance. We also offer competitive group health, prescription drug, dental and vision, short- and long-term disability, a Health Savings Account (HSA), group accident, critical illness, tuition reimbursement and identity theft benefits coverage. In an effort to encourage employees to invest in their own well-being, we also offer a voluntary wellness program. Finally, we provide opportunities for professional growth and development and offer affordable benefits and programs that meet the diverse needs of our employees and their families.

70	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION
|
 Pay Ratio Disclosure

Pay Ratio Disclosure
In accordance with Item 402(u) of Regulation
S-K
promulgated by the SEC under the Dodd-Frank Wall Stree
t
Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Brock, our Chief Executive Officer, relative to the annual total compensation of our median employee.
We identified our median employee by using 2022
W-2
wages for U.S. individuals who were employed by CEIX and its affiliates on December 31, 2022, which included all of the Company’s 1,860 employees.
We determined total compensation for the median employee in the same manner as the “SEC Total” column shown for Mr. Brock in the Summary Compensation Table on page 57.
Pay elements that were included to determine total annual compensation for the median employee were:

•	Base salary, including overtime, vacation and holiday pay;

•	Annual cash incentive; and

•	401(k) matching contribution.
We determined that the 2022 annual total compensation of our median employee was $114,586, and Mr. Brock’s 2022 annual total compensation was $9,963,103. The ratio of Mr. Brock’s total annual compensation to the median employee’s total annual compensation is 87 to 1. The pay ratio determination is made solely with respect to “Total Compensation” without regard to hours worked or employee duties or responsibilities. Based upon data collected by Mercer, our independent compensation consultant, in 2021 the average ratio of the compensation of the Chief Executive Officer to median employee of 482 of the companies included in the S&P 500 Index was 223 to 1 and among 68 companies that have reported such ratio as of March 1, 2023 with respect to 2022 compensation, the average ratio of Chief Executive Officer to median employee compensation was 353 to 1.
We believe this pay ratio is a reasonable estimate calculated in a manner consistent with the pay ratio SEC rules based on our payroll and employment records and the methodology described above.
Pay versus Performance Disclosure
In accordance with Item 402(v) of Regulation
S-K
promulgated by the SEC under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, the following table shows the past three fiscal years’ total compensation for our named executive officers as set forth in the Summary Compensation Table, the “compensation actually paid” to our named executive officers (as determined under SEC rules), our total shareholder return (TSR), the TSR of our peer group disclosed in the Compensation Discussion and Analysis over the same period, our net income (loss), and our ICP free cash flow.*

- 2023 Proxy Statement	71

EXECUTIVE COMPENSATION INFORMATION

|

Pay versus Performance

2022 Pay versus Performance Table

Year	Summary Compensation Table total for CEO (1) ($)	Average Summary Compensation Table total for other NEOs (2) ($)	Compensation actually paid to CEO (3) ($)	Average compensation actually paid to other NEOs (3) ($)	TSR (4) ($)	Peer group TSR (4) ($)	Net income (loss) ($ in thousands)	ICP Free Cash Flow* ($ in thousands)
2022	9,963,103	1,477,694	33,755,260	3,694,785	462.15	454.34	466,979	585,224
2021	7,115,513	1,029,306	20,081,272	2,158,019	156.56	204.93	34,110	184,001
2020	6,740,223	1,547,535	4,862,793	1,293,669	49.70	65.60	(13,214)	108,937
(1)    The CEO for each of 2022, 2021, and 2020 was James A. Brock.
(2)    The other named executive officers for each applicable year are as follows:
•     2022: Mitesh B. Thakkar, Martha A. Wiegand, Kurt R. Salvatori, and John M. Rothka
•     2021: Mitesh B. Thakkar, Martha A. Wiegand, Kurt R. Salvatori, and John M. Rothka
•     2020: Martha A. Wiegand, Kurt R. Salvatori, and James McCaffrey
(3)    SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a valuation calculated under applicable SEC rules. In general, “compensation actually paid” is calculated as summary compensation table total compensation adjusted to (a) include the value of any pension benefit (or loss) attributed to the past fiscal year, including on account of any amendments adopted during such year; and (b) include the fair market value of equity awards as of December 31, 2022 or, if earlier, the vesting date (rather than the grant date) and factor in dividends and interest accrued with respect to such awards. For purposes of the pension valuation adjustments shown below, there was no prior service cost to report. In addition, for purposes of the equity award adjustments shown below, no equity awards were cancelled due to failure to meet vesting conditions, no equity awards were granted and vested in the same year, and there are no dividends or interest accrued to report. The following table details these adjustments:

Year	Executive(s)	Summary compensation table total ($)	Pension Valuation Adjustments		Equity Award Adjustments
			Deduct change in pension value ($)	Include pension service cost adjustment ($)	Deduct stock awards ($)	Include year-end value of outstanding, unvested equity awards granted in 2022 ($)	Include change in value of unvested equity awards granted in prior years ($)	Include change in value of equity awards granted in prior years which vested in 2022 ($)
2022	CEO	9,963,103	0	0	(2,000,000)	4,670,771	15,927,406	5,193,980
	Other NEOs	1,477,694	(4,171)	13,558	(258,884)	604,560	1,267,074	594,955
2021	CEO	7,115,513	(26,152)	0	(1,750,000)	7,645,348	6,752,916	343,646
	Other NEOs	1,029,306	(19,622)	12,726	(200,000)	873,751	427,475	34,383
2020	CEO	6,740,223	(674,326)	47,818	(3,483,000)	2,680,799	(350,716)	(98,005)
	Other NEOs	1,547,535	(122,692)	16,289	(533,333)	437,603	(40,393)	(11,340)
(4) TSR is determined based on the value of an initial fixed investment of $100. The peer group TSR represents TSR of the peer group disclosed in our Annual Report on Form
10-K
for the year ended December 31, 2022.

72	- 2023 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

|

Pay versus Performance

Relationship between “Compensation Actually Paid” and Performance Measures
We believe the table above shows the strong link between compensation actually paid to our executives and our company’s performance, consistent with our compensation philosophy and as described in our Compensation Discussion and Analysis on page 40. Specifically:
•   Our cumulative TSR has generally aligned with our peer group TSR over the past three years, demonstrating valuable returns delivered to our shareholders. The CEO and non-CEO
“compensation actually paid” each year generally tracks our TSR performance and only increased when our TSR increased. In 2022, our compensation actually paid increased in line with a significant increase in our TSR, which almost tripled.
•   Likewise, the CEO and
non-CEO
“compensation actually paid” increased as our Net Income and ICP Free Cash Flow* increased; demonstrating strong correlation between pay and performance.
2022 Unranked Performance Measures
As noted above, our Compensation Committee believes in a wholistic evaluation of our executives’ and our company’s performance and uses a mix of performance measures throughout our annual and long-term incentive programs to align executive pay with shareholder value creation. As required by SEC rules, the performance measures identified as the most important for named executive officers’ 2022 compensation decisions are listed below.

Net Income	Free Cash Flow*

TSR	Net Debt Level*

ICP Free Cash Flow*	Average Cash Cost of Coal Sold per Ton*

Adjusted EBITDA*

- 2023 Proxy Statement	73

EXECUTIVE COMPENSATION INFORMATION | Securities Authorized for Issuance Under the CONSOL Energy Inc. Equity Compensation Plan

Securities Authorized for Issuance Under the CONSOL Energy Inc. Equity Compensation Plan

The following table summarizes CEIX’s equity compensation plan information as of December 31, 2022.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders as of December 31, 2022	935,987	(1)	—	2,944,254

Equity compensation plans not approved by security holders	—		—	—

Total	935,987	(1)	—	2,944,254

(1)

Of this total, 641,953 shares are subject to outstanding RSUs, 219,925 shares are subject to outstanding deferred stock units and 74,109 shares are subject to outstanding PSUs (assuming a target performance level payout for future years).

No options have been granted under the Plan, since it was originally adopted on November 22, 2017, to any current NEO, current executive officer, non-employee director or any associate of such person, nor to any other employee or person.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of CEIX at any time. During the last completed fiscal year, no CEIX executive officer served as a member of the compensation committee or on the board of directors of any company at which a member of CEIX’s Compensation Committee or Board of Directors served as an executive officer.

74	- 2023 Proxy Statement

BENEFICIAL OWNERSHIP OF SECURITIES

The following tables set forth information with respect to the beneficial ownership of CEIX’s common stock, as of March 3, 2023, by:

•	beneficial owners of more than 5% of CEIX’s common stock based upon information filed with the SEC; and

•	each director and each nominee for director, each named executive officer and all directors and executive officers of CEIX as a group.

Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of March 3, 2022 (i.e., May 2, 2023) and the shares underlying RSUs and deferred stock units that may be settled for common stock on or before May 2, 2023. Unless otherwise indicated, the named person has the sole voting and dispositive power with respect to the shares of CEIX common stock set forth opposite such person’s name. Fractional shares have been rounded to the nearest whole share for the purposes of the tables below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	5,152,518	14.95%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	2,032,624	5.90%
Greenlight Capital, Inc.(4) 140 East 45th Street, 24th Floor New York, New York 10017	1,812,551	5.26%
State Street Corporation(5) State Street Financial Center One Lincoln Street Boston, MA 02111	2,332,997	6.77%
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	2,300,673	6.68%

Name	CONSOL Energy Inc. Shares Beneficially Owned	Percent of Class(1)
Sophie Bergeron(7)	27,766	*
James A. Brock	459,120	1.33%
John T. Mills(8)	72,497	*
Joseph P. Platt	38,775	*
William P. Powell(9)	119,270	*
Edwin S. Roberson(10)	72,889	*
John M. Rothka	11,335	*
Kurt R. Salvatori	6,099	*
Mitesh B. Thakkar	16,239	*
Martha A. Wiegand	33,663	*
All current directors and current executive officers as a group (total of 10)	859,653	2.49%

*	Indicates less than 1% ownership.

(1)	As of March 3, 2023, there were 34,460,537 shares of CEIX common stock outstanding.

(2)

BlackRock, Inc. has sole voting power with respect to 5,117,550 shares and sole dispositive power with respect to 5,152,518 shares. BlackRock, Inc. filed its Schedule 13G/A reporting its ownership of the Company’s common stock on behalf of the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC. BlackRock, Inc. also reports that (i) iShares Core S&P Small-Cap ETF has the right to receive or the power to direct to the receipt of dividends from, or the proceeds from the sale of our common stock and has an interest in our common stock of more than five percent of our total outstanding common stock and (ii) BlackRock Fund Advisors beneficially owns greater than 5% of CEIX’s common stock. This information is based solely on the reporting person’s most recent Schedule 13G/A filed with the SEC on February 1, 2023, as updated for shares outstanding as of March 3, 2023.

- 2023 Proxy Statement	75

BENEFICIAL OWNERSHIP OF SECURITIES

(3)

Dimensional Fund Advisors LP has sole voting power with respect to 2,015,524 shares and sole dispositive power with respect to 2,032,624 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on February 10, 2023, as updated for shares outstanding as of March 3, 2023.

(4)

According to a Schedule 13G/A filed with the SEC on February 14, 2023 by Greenlight Capital, Inc. (“Greenlight”), DME Advisors GP, LLC (“DME GP”), DME Advisors, LP, DME Capital Management, LP and David Einhorn: (i) Greenlight has shared voting and dispositive power over 806,138 shares, (ii) DME GP has shared voting and dispositive power over 1,006,413 shares, (iii) DME Capital Management, LP has shared voting and dispositive power over 723,487 shares, (iv) DME Advisors, LP has shared voting and dispositive power over 282,926 shares, and (v) David Einhorn has shared voting and dispositive power over 1,812,551 shares. This information is based solely upon the reporting person’s most recent Schedule 13G/A filed with the SEC on February 14, 2023, as updated for shares outstanding as of March 3, 2023.

(5)

State Street Corporation has shared voting power with respect to 2,308,014 shares and shared dispositive power with respect to 2,332,997 shares. State Street Corporation filed its Schedule 13G/A reporting its ownership of the Company’s common stock on behalf of the following subsidiaries: SSgA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors Europe Limited; State Street Global Advisors Trust Company; and State Street Global Advisors Asia Limited. This information is based solely on the reporting person’s most recent Schedule 13G/A filed with the SEC on February 3, 2023, as updated for shares outstanding as of March 3, 2023.

(6)

The Vanguard Group has shared voting power with respect to 66,467 shares, sole dispositive power with respect to 2,206,669 shares and shared dispositive power with respect to 94,004 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on February 9, 2023, as updated for shares outstanding as of March 3, 2023.

(7)	Includes 20,242 vested RSUs for which Ms. Bergeron has elected to defer delivery.

(8)	Includes 46,808 vested RSUs for which Mr. Mills has elected to defer delivery.

(9)	Includes 112,851 vested RSUs for which Mr. Powell has elected to defer delivery.

(10)	Includes 39,224 vested RSUs for which Mr. Roberson has elected to defer delivery.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires CEIX’s directors, executive officers and persons who beneficially own more than 10% of CEIX’s common stock to file with the SEC and deliver to CEIX initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on CEIX’s records, we believe that during 2022, CEIX’s executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, with the exception of one late Form 4 for each of Mr. Rothka and Mr. Salvatori, reporting shares of CEIX common stock withheld for tax liability due to third-party administrative error.

76	- 2023 Proxy Statement

RELATED PERSON TRANSACTION POLICY AND PROCEDURES AND RELATED PERSON TRANSACTIONS

Our Board adopted a written Related Person Transaction Policy and Procedures providing for the review and approval or ratification of related person transactions with directors, nominees for director and executive officers and certain of their family members (the “related persons”). A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a potential related person transaction (which generally is a transaction in excess of $120,000 involving CEIX and a related person), the director, director nominee or executive officer must notify our Chief Financial Officer and General Counsel of the material facts regarding the transaction. If our Chief Financial Officer and General Counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chair of the Audit Committee) for approval. The Audit Committee or its Chair, as applicable, will consider all relevant facts and circumstances available, including the terms of the transaction and terms that would be available to unrelated parties, the benefits to the company, and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or its Chair, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related person rules also apply to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or its Chair, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

No reportable transactions existed during 2022 and there are currently no such proposed transactions.

- 2023 Proxy Statement	77

ADDITIONAL MATTERS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a stockholder for inclusion in the proxy statement and form of proxy for the 2024 annual meeting must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Secretary of CEIX at our principal executive office no later than November 17, 2023. Any such proposal should be addressed to Secretary, CONSOL Energy Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317. Please see additional information below regarding the content of proposals.

CEIX’s advance notice provisions in their bylaws require that all stockholder matters to be submitted for consideration at the 2024 annual meeting, but not included in CEIX’s proxy statement, including any stockholder proposal not submitted under Rule 14a-8 or any director nomination, be received by the Secretary of CEIX by written notice no later than the close of business on January 28, 2024, and no earlier than the close of business on December 29, 2023, together with certain information specified in the bylaws.

If the date of the 2024 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2023 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by CEIX. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).

General Information Regarding the Requirements for Stockholder Nominations of Directors

Any stockholder desiring to nominate an individual for election as a director of CEIX must follow the process described above and submit to the Secretary the information required by Sections 2.9 and 2.10 of the bylaws (a copy of which will be provided to any stockholder upon written request to the Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, and (iii) a written representation and agreement of the nominee in the form provided by the Secretary upon written request.

In addition, CEIX may require the stockholder to provide such further information as it may reasonably request.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CEIX and some brokers household proxy materials, delivering a single copy of the Notice (or proxy statement and annual report) to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or CEIX that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or CEIX if holding registered shares. CEIX will deliver promptly upon written or oral request a separate copy of the Notice (or annual report or proxy statement), as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. To request householding, stockholders should notify their broker or CEIX. Requests to CEIX should be addressed to the Investor Relations department of CONSOL Energy Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317 or may be made by calling CEIX at (724) 416-8300:

•	to receive a separate copy of the Notice (or the annual report and proxy statement) for this meeting;

78	- 2023 Proxy Statement

ADDITIONAL MATTERS

•	to receive separate copies of those materials for future meetings; or

•	if stockholders sharing an address wish to request delivery of a single copy of the Notice (or annual report and proxy statement) if now receiving multiple copies of such materials.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of

Directors of CONSOL Energy Inc.

- 2023 Proxy Statement	79

APPENDIX A

Reconciliation of Non-GAAP Measures

Our management team uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability, and include financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). The metrics include: (i) coal production and sales volumes; (ii) realized coal revenue, a non-GAAP financial measure; (iii) cost of coal sold, a non-GAAP financial measure; (iv) cash cost of coal sold, a non-GAAP financial measure; (v) average realized coal revenue per ton sold, an operating ratio derived from non-GAAP financial measures; (vi) average cash cost of coal sold per ton, an operating ratio derived from non-GAAP financial measures; (vii) average margin per ton sold, an operating ratio derived from non-GAAP financial measures; (viii) average cash margin per ton sold, an operating ratio derived from non-GAAP financial measures, (ix) free cash flow, a non-GAAP financial measure, (x) Adjusted EBITDA, a non-GAAP financial measure, (xi) ICP free cash flow and ICP free cash flow per share, non-GAAP financial measures, (xii) debt level, a non-GAAP financial measure, and (xiii) net debt level, a non-GAAP financial measure.

We believe realized coal revenue, average realized coal revenue per ton sold, cost of coal sold, cash cost of coal sold, average cash cost of coal sold per ton, average margin per ton sold, average cash margin per ton sold, free cash flow, ICP free cash flow, ICP free cash flow per share, and Adjusted EBITDA are useful measures of our operating performance because they normalize the volatility contained within comparable GAAP measures by adjusting for certain non-operating or non-cash transactions. We believe that Adjusted EBITDA provides a helpful measure of comparing our operating performance with the performance of other companies that have different financing, capital structures and tax rates than ours. Each of these non-GAAP metrics are used as supplemental financial measures by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to the operating performance of other companies in the coal industry, without regard to financing methods, historical cost basis, tax rates or capital structure;

•	the ability of our assets to generate sufficient cash flow;

•	our ability to incur and service debt and fund capital expenditures;

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

In addition, management believes that the non-GAAP measure of free cash flow is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CEIX’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow as defined in our compensation program differs slightly from the measure of free cash flow disclosed in our quarterly earnings releases and that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Additionally, management believes that the non-GAAP measures of debt level and net debt level are meaningful to investors because management reviews our cash and cash equivalents and our long-term debt obligations since these are important measures to monitor leverage and evaluate the balance sheet.

Non-GAAP financial measures should not be considered an alternative to total coal revenue, total costs and expenses, net income, operating cash flow, or any other measure of financial performance presented in accordance with GAAP. These measures exclude some, but not all, items that affect measures presented in accordance with GAAP, and these measures and the way we calculate them may vary from those of other companies. As a result, the items presented below may not be comparable to similarly titled measures of other companies.

- 2023 Proxy Statement	A-1

APPENDIX A

This Proxy Statement contains references to certain non-GAAP measures, including in the CD&A section discussing the targets under the 2022 STIC program and the LTIC programs. The non-GAAP measures discussed in this Proxy Statement and their definitions are provided below.

•

Realized Coal Revenue and Average Realized Coal Revenue per Ton Sold. We define realized coal revenue as total coal revenue, net of settlements of commodity derivatives. We define average realized coal revenue per ton sold as total coal revenue, net of settlements of commodity derivatives divided by tons sold. The GAAP measure most directly comparable to realized coal revenue and average realized coal revenue per ton sold is total coal revenue.

•

Average Margin per Ton Sold and Average Cash Margin per Ton Sold. We define average margin per ton sold as average realized coal revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average realized coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average margin per ton sold and average cash margin per ton sold is total coal revenue.

•

Free Cash Flow. We define free cash flow as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures. The GAAP measure most directly comparable to free cash flow is net cash provided by operating activities.

•

Adjusted EBITDA. Adjusted EBITDA is defined as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and fair value adjustments of commodity derivative instruments. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss).

•

ICP Free Cash Flow. ICP free cash flow means incentive compensation plan (“ICP”) free cash flow, which is defined as Adjusted EBITDA less capital expenditures less interest expense plus proceeds of non-EBITDA producing asset sales less the financial accounting impact of non-EBITDA producing asset sales. The GAAP measure most directly comparable to ICP free cash flow is net income (loss).

•

ICP Free Cash Flow per Share. We define ICP free cash flow per share as ICP free cash flow divided by the number of shares of the Company’s common stock outstanding as of the end of the applicable fiscal year. The GAAP measure most directly comparable to ICP free cash flow per share is net income (loss).

•

Cost of Coal Sold, Cash Cost of Coal Sold and Average Cash Cost of Coal Sold per Ton. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs, such as general and administrative costs, freight expenses, (loss) gain on debt extinguishment, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is total costs and expenses.

•

Debt Level. Debt level is defined as the annual debt levels during each year of the applicable performance period, less restricted cash related to the undrawn portion of the Pennsylvania Economic Development Financing Authority bonds. The GAAP measure most directly comparable to debt level is total long-term debt.

•

Net Debt Level. Net debt level is defined as the annual debt levels during each year of the applicable performance period, less all restricted cash and all unrestricted cash and cash equivalents. The GAAP measure most directly comparable to net debt level is total long-term debt.

A-2	- 2023 Proxy Statement

APPENDIX A

The reconciliation of each of these non-GAAP measures to its closest GAAP measure follows immediately below.

REALIZED COAL REVENUE, AVERAGE REALIZED COAL REVENUE PER TON SOLD, AVERAGE MARGIN PER TON SOLD AND AVERAGE CASH MARGIN PER TON SOLD

The following table presents a reconciliation for the PAMC segment of realized coal revenue, average realized coal revenue per ton sold, average margin per ton sold, and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Years Ended December 31,

	2022	2021
Total Coal Revenue (PAMC Segment)	$1,973,884	$1,085,080
Less: Settlements of Commodity Derivatives	(289,228)	-

Total Realized Coal Revenue	$1,684,656	$1,085,080
Operating and Other Costs	949,222	745,292
Less: Other Costs (Non-Production and non-PAMC)	(114,817)	(76,480)

Total Cash Cost of Coal Sold	834,405	668,812
Add: Depreciation, Depletion and Amortization	226,878	224,583
Less: Depreciation, Depletion and Amortization (Non-Production and non-PAMC)	(37,021)	(29,355)

Total Cost of Coal Sold	$1,024,262	$864,040

Total Tons Sold	24,103	23,720
Average Realized Coal Revenue per Ton Sold	$69.89	$45.75
Average Cash Cost of Coal Sold per Ton	34.56	28.25
Depreciation, Depletion and Amortization Costs per Ton Sold	7.93	8.18

Average Cost of Coal Sold per Ton	42.49	36.43

Average Margin per Ton Sold	27.40	9.32
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	7.93	8.18

Average Cash Margin per Ton Sold	$35.33	$17.50

- 2023 Proxy Statement	A-3

APPENDIX A

COST OF COAL SOLD, CASH COST OF COAL SOLD AND AVERAGE CASH COST OF COAL SOLD PER TON

The following table presents a reconciliation for the PAMC segment of cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Years Ended December 31,
	2022	2021
Total Costs and Expenses	$1,533,500	$1,223,540
Less: Freight Expense	(182,441)	(103,819)
Less: General and Administrative Costs	(116,696)	(87,161)
Less: (Loss) Gain on Debt Extinguishment	(5,623)	657
Less: Interest Expense	(52,640)	(63,342)
Less: Other Costs (Non-Production and non-PAMC)	(114,817)	(76,480)
Less: Depreciation, Depletion and Amortization (Non-Production and non-PAMC)	(37,021)	(29,355)

Cost of Coal Sold	$1,024,262	$864,040
Less: Depreciation, Depletion and Amortization (PAMC Production)	(189,857)	(195,228)

Cash Cost of Coal Sold	$834,405	$668,812

Total Tons Sold	24,103	23,720
Average Cost of Coal Sold per Ton	$42.49	$36.43
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	(7.93)	(8.18)

Average Cash Cost of Coal Sold per Ton	$34.56	$28.25

FREE CASH FLOW

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Cash Provided by Operating Activities	$650,990	$305,569
Capital Expenditures	(171,506)	(132,752)
Proceeds from Sales of Assets	21,538	13,572

Free Cash Flow	$501,022	$186,389

A-4	- 2023 Proxy Statement

APPENDIX A

ADJUSTED EBITDA, ICP FREE CASH FLOW AND ICP FREE CASH FLOW PER SHARE

The following tables present a reconciliation of Adjusted EBITDA (including Adjusted EBITDA attributable to the CMT segment), ICP free cash flow and ICP free cash flow per Share to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per share amounts).

	Year Ended December 31, 2022
	PA Mining Complex	CONSOL Marine Terminal (CMT)	Other	Total Company
Net Income (Loss)	$620,208	$41,223	$(194,452)	$466,979
Add: Income Tax Expense	—	—	101,458	101,458
Add: Interest Expense	—	6,116	46,524	52,640
Less: Interest Income	(1,857)	—	(4,174)	(6,031)

Earnings (Loss) Before Interest & Taxes (EBIT)	$618,351	$47,339	$(50,644)	$615,046
Add: Depreciation, Depletion & Amortization	200,320	4,604	21,954	226,878

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$818,671	$51,943	$(28,690)	$841,924

Adjustments:
Add: Stock-Based Compensation	$6,628	$316	$946	$7,890
Add: Loss on Debt Extinguishment	—	—	5,623	5,623
Add: Equity Affiliate Adjustments	—	—	3,500	3,500
Less: Fair Value Adjustment of Commodity Derivative Instruments	(52,204)	—	—	(52,204)

Total Pre-tax Adjustments	(45,576)	316	10,069	(35,191)

Adjusted EBITDA	$773,095	$52,259	$(18,621)	$806,733

Less: Capital Expenditures	(171,506)
Less: Interest Expense	(52,640)
Less: Gain on Sale of Non-EBITDA Producing Assets	(7,201)
Plus: Proceeds on Non-EBITDA Producing Asset Sales	9,838

ICP Free Cash Flow	$585,224
Outstanding Shares as of December 31, 2022	34,747

ICP Free Cash Flow per Share – 2022 Award	$16.84
Cumulative ICP Free Cash Flow per Share - 2021 Award as of December 31, 2021	$5.34

Cumulative ICP Free Cash Flow per Share - 2021 Award	$22.18
Outstanding Shares as of December 31, 2022	34,747
Less: Shares issued in connection with CCR Merger	(7,967)

ICP Shares – 2020 Award	26,780
ICP Free Cash Flow per Share – 2020 Award	$21.85
Cumulative ICP Free Cash Flow per Share - 2020 Award as of December 31, 2021	$11.11

Cumulative ICP Free Cash Flow per Share - 2020 Award	$32.96

- 2023 Proxy Statement	A-5

APPENDIX A

	Year Ended December 31, 2021
	PA Mining Complex	CONSOL Marine Terminal (CMT)	Other	Total Company
Net Income (Loss)	$94,161	$32,251	$(92,302)	$34,110
Add: Income Tax Expense	—	—	1,297	1,297
Add: Interest Expense	1,710	6,141	55,491	63,342
Less: Interest Income	(90)	—	(3,197)	(3,287)

Earnings (Loss) Before Interest & Taxes (EBIT)	$95,781	$38,392	$(38,711)	$95,462
Add: Depreciation, Depletion & Amortization	206,727	4,834	13,022	224,583

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$302,508	$43,226	$(25,689)	$320,045

Adjustments:
Add: Stock-Based Compensation	$5,768	$265	$599	$6,632
Less: Gain on Debt Extinguishment	—	—	(657)	(657)
Add: Pension Settlement	—	—	22	22
Add: Fair Value Adjustment of Commodity Derivative Instruments	52,204	—	—	52,204

Total Pre-tax Adjustments	57,972	265	(36)	58,201

Adjusted EBITDA	$360,480	$43,491	$(25,725)	$378,246

DEBT LEVEL AND NET DEBT LEVEL

The following table presents a reconciliation of debt level and net debt level to total long-term debt, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	As of December 31, 2022	As of December 31, 2021
Total Long-Term Debt	$355,335	$594,650
Current Portion of Long-Term Debt	28,846	57,332

Total Debt	384,181	651,982
Less: Restricted Cash, PEDFA Bonds	(35,516)	(46,136)

Debt Level	$348,665	$605,846
Less: Cash and Cash Equivalents, and Other Restricted Cash	(291,436)	(152,070)

Net Debt Level	$57,229	$453,776

A-6	- 2023 Proxy Statement

CONSOL ENERGY

FORWARD PROGRESS

FROM OUR MINES TO THE WORLD

Access our 2022 Corporate Sustainability Report
at https://www.consolenergy.com/sustainability

CONSOL ENERGY INC. ATTENTION: GENERAL COUNSEL AND SECRETARY 275 TECHNOLOGY DRIVE, SUITE 101 CANONSBURG, PA 15317

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/CEIX2023

You may participate in the meeting via the Internet and vote electronically during the meeting. Have your proxy card in hand when you access the web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by CONSOL Energy Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 26, 2023. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V07949-P87235	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSOL ENERGY INC.
The Board of Directors recommends you vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold

1a. William P. Powell	☐	☐

1b. Valli Perera	☐	☐

1c. James A. Brock	☐	☐

1d. John T. Mills	☐	☐

1e. Joseph P. Platt	☐	☐

1f. Cassandra Chia-Wei Pan	☐	☐	For	Against	Abstain

2. Ratification of Appointment of Ernst & Young LLP as CONSOL Energy Inc.’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2023.			☐	☐	☐

3. Approval, on an Advisory Basis, of the Compensation Paid to CONSOL Energy Inc.’s Named Executive Officers in 2022.			☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders.

The material is available at: www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — — — — — — —— — —— —

V07950-P87235

Proxy - CONSOL Energy Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2023

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James A. Brock, Kurt R. Salvatori and Martha A. Wiegand, and each of them, as proxies with power of substitution and power to act alone to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Stockholders of CONSOL Energy Inc., as the undersigned may be entitled to vote at the Annual Meeting of Stockholders of CONSOL Energy Inc. to be held on April 27, 2023 at 8:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/CEIX2023, and any postponements or adjournments thereof, with all powers that the undersigned would possess if personally present.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in Proposal 1, “FOR” the ratification of the appointment of Ernst & Young LLP in Proposal 2, and “FOR” the approval, on an advisory basis, of compensation paid to CONSOL Energy Inc.’s named executive officers in 2022 in Proposal 3. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

(Items to be voted appear on reverse side)